                                     Pursuant to Rule 424(b)(5)
                                     Registration Nos. 333-34333, 333-34333-01
                                                       and 333-34333-02


         PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED SEPTEMBER 26, 1997)

                              U.S. $2,250,000,000
                               XEROX CORPORATION

                          XEROX OVERSEAS HOLDINGS PLC
        IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY XEROX CORPORATION

                        RANK XEROX CAPITAL (EUROPE) PLC
        IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY XEROX CORPORATION

                          MEDIUM-TERM NOTES, SERIES E
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------
    Any of Xerox Corporation ("Xerox" or the "Company"), Xerox Overseas Holdings PLC ("Xerox Overseas") and Rank Xerox Capital (Europe) plc ("Xerox Capital") may offer from time to time its Medium-Term Notes, Series E (the "Notes") initially limited in aggregate principal amount (or, if any Notes are to be issued as Discount Notes or Indexed Notes (each as defined below), aggregate initial offering price) to U.S. $2,250,000,000 or the equivalent in foreign currencies or currency units. Xerox Overseas and Xerox Capital are collectively referred to herein as the "Subsidiary Issuers" and, the Company, in its capacity as an issuer, and the Subsidiary Issuers are collectively referred to herein as the "Issuers". Each Note will mature nine months or more from the date of issue, as selected by the purchaser and agreed to by the applicable Issuer, and may be subject to redemption and/or repayment prior to the Maturity Date (as defined below). The Notes may be denominated in U.S. dollars or in such foreign currencies or currency units (the "Specified Currency") as may be described in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement"). Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars or European Currency Units ("ECU") will not be sold in or to residents of the country issuing such Specified Currency. See "Important Currency Exchange Information" and "Currency-Related Risk Factors -- Foreign Currency Risks." Each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable upon the Maturity Date, or at a floating rate (a "Floating Rate Note"), as set forth therein and specified in the applicable Pricing Supplement. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of such Note (an "Amortizing Note"). See "Description of Notes -- Fixed Rate Notes." The principal amount payable at maturity of, or the interest on, each Note, or both, may be determined by reference to the relationship between two or more Specified Currencies (a "Currency Indexed Note"), or by reference to the price of one or more specified securities or commodities or to one or more securities or commodities exchange indices or other indices or by other similar methods (an "Indexed Note," such term to include Currency Indexed Notes) as described in the applicable Pricing Supplement. See "Description of Notes -- Currency Indexed Notes" and "Description of Notes -- Other Indexed Notes."
    Unless otherwise specified in the applicable Pricing Supplement, the dates on which interest, if any, will be payable for each Fixed Rate Note (other than an Amortizing Note) will be April 15 and October 15 of each year and at Maturity (as defined below). The dates on which interest will be payable for each Floating Rate Note will be established on the date of issue of such Note and will be set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, each Amortizing Note will pay principal and interest (i) semi-annually each April 15 and October 15, or (ii) quarterly each January 15, April 15, July 15 and October 15 and (iii) at Maturity.
    The aggregate amount of debt of the Company outstanding as of July 31, 1997 was approximately $13,702,000,000.
    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued only in registered form in minimum denominations of U.S. $1,000 and any amount in excess thereof that is an integral multiple thereof or, in the case of Notes denominated in a Specified Currency other than U.S. dollars, the authorized denominations set forth in the applicable Pricing Supplement. See "Description of Notes -- General."
    Each Note will be represented by either a Global Security registered in the name of a nominee of The Depository Trust Company, as Depositary, or other depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. See "Description of Notes -- Global Securities and Book-Entry System."

     FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE S-2.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                   PRICE TO PUBLIC(1)(2)           AGENTS' COMMISSIONS(2)(3)                  PROCEEDS TO COMPANY(2)(3)(4)
                   ---------------------       ----------------------------------       -----------------------------------------
Per Note.........        100.000%                         .125%-.750%                                99.875%-99.250%
Total............   U.S. $2,250,000,000         U.S. $2,812,500-U.S. $16,875,000         U.S. $2,247,187,500-U.S. $2,233,125,000

---------------
(1) Unless otherwise specified in the applicable Pricing Supplement, the Price to Public will be 100% of the principal amount.

(2) Or the equivalent thereof in foreign denominated currencies or units consisting of multiple currencies.

(3) Unless otherwise specified in the applicable Pricing Supplement, with respect to Notes with Maturity Dates of 30 years or less from the date of issue, the applicable Issuer will pay a commission (or grant a discount) to Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated or Salomon Brothers Inc, or to any other person subsequently appointed by the applicable Issuer (each an "Agent," and collectively the "Agents"), ranging from .125% to .750% of the principal amount of each Note, depending upon its Maturity Date, sold through such Agent, and may sell Notes to any Agent, as principal, at a discount for resale to purchasers at varying prices related to prevailing market prices at the time of resale, or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, to be determined by such Agent. With respect to Notes with a Maturity Date that is longer than 30 years from the date of issue sold through any Agent, the rate of commission (or discount) will be negotiated at the time of sale and will be specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. No commission will be payable on any sales made directly by the Issuers. See "Plan of Distribution."

(4) Before deducting expenses payable by the Issuers estimated at $1,406,061, in the aggregate, including reimbursement of Agents' expenses.
                            ------------------------
    The Notes are offered on a continuous basis by the Issuers through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. Each Issuer reserves the right to appoint additional agents for the purpose of soliciting offers to purchase the Notes and each Issuer further reserves the right to sell, and may accept offers to purchase, the Notes directly on its own behalf in those jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. Each Issuer reserves the right to withdraw, cancel or modify the offer made hereby without notice. Any Issuer, any Agent or any other agent who solicits any offer may reject such offer in whole or in part. See "Plan of Distribution."

GOLDMAN, SACHS & CO.
             LEHMAN BROTHERS
                          MERRILL LYNCH & CO.
                                      J.P. MORGAN & CO.
                                               MORGAN STANLEY DEAN WITTER
                                                       SALOMON BROTHERS INC
                            ------------------------
          The date of this Prospectus Supplement is October 21, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus Supplement and the Prospectus to which this Prospectus Supplement relates, the following factors in connection with the Notes offered hereby. This Prospectus Supplement and the Prospectus to which this Prospectus Supplement relates contain or incorporate by reference certain forward-looking statements and information relating to the Issuers that are based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Issuers or the Issuers' management, are intended to identify forward-looking statements. Such statements reflect the current views of the Issuers with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus Supplement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Issuers do not intend to update these forward-looking statements.

     This Prospectus Supplement does not describe all of the risks of an investment in Notes that result from such Notes being denominated or payable in or with respect to which payments are determined by reference to a currency or composite currency other than United States dollars or to one or more interest rates, currencies or other indices or formulas, either as such risks exist on the date of this Prospectus Supplement or as they may change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate, currency or other indices or formulas.

FOREIGN CURRENCY RISKS

  Governing Law and Judgments

     The Notes will be construed in accordance with and governed by the laws of the State of New York, except that all matters governing the authorization and execution of the Notes will be governed by the laws of the jurisdiction of organization of the applicable Issuer. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at a rate of exchange prevailing on the date of the entry of the judgment or decree.

  Exchange Rates and Exchange Controls

     An investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars ("Foreign Currency Notes") entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in a Currency Indexed Note entails significant risks that are not associated with a similar investment in non-Indexed Notes. Such risks include, without limitation, the possibility of significant market changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies (and, in the case of Currency Indexed Notes, the rate of exchange between the Specified Currency and the Indexed Currency for such Currency Indexed Notes), the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies resulting from official redenomination with respect to a Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on factors over which the Issuers have no control, such as economic and political events and on the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency of a Foreign Currency Note against the U.S. dollar would result in a decrease in the effective yield of such Foreign Currency Note below its coupon rate, and in certain circumstances could result in a loss to the investor, on a U.S. dollar basis. Similarly, depreciation of the Denominated Currency with respect to a Currency Indexed Note against the applicable Indexed Currency would result in the principal amount payable with respect to such Currency Indexed Note at the Maturity Date being less than the Face Amount of such Currency Indexed Note which, in turn, would decrease the effective yield of such Currency Indexed Note below its applicable interest rate and could also result in a loss to the investor. See "Description of Notes -- Currency Indexed Notes".

     The Foreign Currency Notes provide that, in the event of an official redenomination of a foreign currency or currency unit, the obligations of the applicable Issuer with respect to payments on Foreign Currency Notes denominated in such foreign currency or currency unit shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. In no event, however, shall any adjustment be made to any amount payable under the Notes as a result of (a) any change in the value of a foreign currency or currency unit relative to any other currency due solely to fluctuations in exchange rates or (b) any redenomination of any component currency of any foreign currency unit (unless such foreign currency unit is itself officially redenominated).

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency at an Interest Payment Date or at Maturity of a Foreign Currency Note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal (and premium, if any) or interest in any Specified Currency other than U.S. dollars. Even if there are no actual exchange controls, it is possible that at an Interest Payment Date or at Maturity of any particular Foreign Currency Note, the Specified Currency for such Foreign Currency Note would not be available to the Company due to circumstances beyond the control of the Company. In any such event, the Company will make required payments in U.S. dollars on the basis described herein. See "Payment Currency".

     Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks currently do not generally offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Foreign Currency Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located outside the United States. See "Payment Currency".

     Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars or ECU will not be sold in or to residents of the country issuing the Specified Currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Issuers disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal (and premium, if any) or interest on the Notes. Such persons should consult their own counsel with regard to such matters.

     Pricing Supplements relating to Foreign Currency Notes or Indexed Notes will contain information concerning historical exchange rates for the applicable Specified Currency against the U.S. dollar or other relevant currency and a description of the currency or currencies and any exchange controls affecting such currency or currencies. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

  Payment Currency

     Except as set forth below, if payment on a Foreign Currency Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond an Issuer's control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on that due date with respect to such Foreign Currency Note shall be made in U.S. dollars. The amount so payable on any date in such Specified Currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the noon buying rate in The City of New York for cable transfers in the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the second Business Day prior to such payment date, or as otherwise indicated in an applicable Pricing Supplement. In the event such Market Exchange Rate is not then available, such Issuer will be entitled to make payments in U.S. dollars (i) if such Specified Currency is not a composite currency, on the basis of the most recently available Market Exchange Rate for such Specified Currency or (ii) if such Specified Currency is a composite currency, in an amount determined by the Exchange Rate Agent to be the sum of the results obtained by multiplying the number of units of each component currency of such composite currency, as of the most recent date on which such composite currency was used, by the Market Exchange Rate for such component currency on the second Business Day prior to such payment date (or, if such Market Exchange Rate is not then available, by the most recently available Market Exchange Rate for such component currency).

     If payment on a Foreign Currency Note is required to be made in ECU and ECU are unavailable due to the imposition of exchange controls or other circumstances beyond an Issuer's control, or are no longer used in the European Monetary System, all payments due on that due date with respect to such Foreign Currency Notes shall be made in U.S. dollars. The amount so payable on any date in ECU shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate, or as otherwise indicated in the applicable Pricing Supplement.

     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to approval by the applicable Issuer) and, in the absence of manifest error, shall be conclusive for all purposes and binding on Holders of the Notes and the Exchange Rate Agent shall have no liability therefor.

RISKS ASSOCIATED WITH INDEXED NOTES

     An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies or composite currencies (including exchange rates and swap indices or formulas between currencies or composite currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate on such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid or that negative interest will accrue, and, if the principal amount of such a Note is so indexed, the principal amount payable at maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid, or if such principal amount is utilized to net against accrued negative interest, the principal amount payable at maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the issuer and the value of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Issuers have no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note.

     The credit ratings assigned to the Issuers' medium-term note program are a reflection of the Issuers' and the Guarantor's credit status, and in no way are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risk entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

               SUMMARIZED FINANCIAL INFORMATION OF XEROX OVERSEAS

     Xerox Overseas, which was formed in November 1996, is the majority shareholder of Xerox Limited and also owns 100 percent of those companies of Rank Group which were acquired in June 1997. See "The Company." The following table presents combined financial information of Xerox Overseas and its subsidiaries as if Xerox Overseas owned those subsidiaries since November 1, 1993. Effective as of January 1, 1995, Xerox Overseas changed its fiscal year end to December 31 from October 31. The results of operations during the period between the end of the 1994 fiscal year and the beginning of the new calendar year amounted to a loss of $21 million. The loss was charged to retained earnings to avoid reporting more than 12 months results of operations in one year.

INCOME STATEMENT INFORMATION:

                                                                           YEARS ENDED
                                                                ---------------------------------
                                          SIX MONTHS ENDED
                                              JUNE 30,            DECEMBER 31,
                                          -----------------     -----------------     OCTOBER 31,
                                           1997       1996       1996       1995         1994
                                          ------     ------     ------     ------     -----------
                                                           (DOLLARS IN MILLIONS)
Total Revenues..........................  $2,676     $2,723     $5,630     $5,749       $ 5,050
Income Before Income Taxes, Equity
  Income and Minorities' Interests......     196        227        561        777           286
Equity in Net Income of Unconsolidated
  Affiliates............................      73         70        135         15             4
Minorities' Interests in Earnings of
  Subsidiaries..........................       2          3          7          3             3
Net Income..............................  $  206     $  220     $  502     $  563       $   198

BALANCE SHEET INFORMATION:

                                                                  DECEMBER 31,
                                            JUNE 30, 1997        1996       1995
                                           ----------------     ------     ------
                                                   (DOLLARS IN MILLIONS)
Total Current Assets.....................       $3,049          $3,120     $3,050
Total Current Liabilities................        4,321           3,092      2,726
Total Non Current Assets.................        5,305           4,535      4,422
Total Non Current Liabilities............        1,328           1,132      1,520
Minorities' Interests in Equity of
  Subsidiaries...........................           20              21         11

                              DESCRIPTION OF NOTES

     The Notes are a series of Debt Securities described in the accompanying Prospectus. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and of the indenture under which the Notes are issued. Unless otherwise specified in a Pricing Supplement, the following description of the Notes will apply.

GENERAL

     The Notes are to be issued as a series of Debt Securities initially limited to U.S. $2,250,000,000 aggregate principal amount (or if any Notes are to be issued as Discount Notes or Indexed Notes (each as defined below), aggregate initial offering price), or the equivalent in foreign currencies or currency units, under an indenture dated as of October 21, 1997 (as the same may be amended, supplemented or modified from time to time, the "Indenture"), among the Company, the Subsidiary Issuers and Citibank, N.A., as trustee (the "Trustee"), which Indenture is described more fully under "Description of the Debt Securities" in the accompanying Prospectus. The Issuers may, however, increase the foregoing limit if they determine in the future that they wish to sell additional Notes. The U.S. dollar equivalent of Notes denominated in a Specified Currency other than U.S. dollars will be determined upon issuance by the Exchange Rate Agent (as defined below), on the basis of the Market Exchange Rate (as defined below) for such Specified Currency on the applicable trade dates. The statements herein concerning the Notes and the Indenture do not purport to be complete. They are qualified in their entirety by reference to the provisions of the Indenture, including the definitions of certain terms used herein without definition. The Notes constitute a single series for purposes of the Indenture.

     The Company will irrevocably and unconditionally guarantee payments of principal, premium, if any, and interest, if any, with respect to Notes issued by the Subsidiary Issuers.

     The Notes will be offered on a continuous basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by the applicable Issuer, and may be subject to redemption and/or repayment prior to their Maturity Date if so provided in the applicable Pricing Supplement. See "Redemption and Repayment" below. Each Note will bear interest from the Original Issue Date (as defined below) at either (a) a fixed rate, which may be zero in the case of a Note issued at an Issue Price (as defined below) representing a substantial discount from the principal amount payable upon the Maturity Date (a "Zero-Coupon Note"), or (b) a floating rate or rates determined by reference to one or more Base Rates which may be adjusted by a Spread and/or Spread Multiplier, if any (each as defined below).

     The Notes will be issued initially as either Book-Entry Notes or Certificated Notes in fully registered form without coupons. Except as set forth in the Prospectus under "Description of the Debt Securities -- Global Securities" and under "Global Securities and Book-Entry System" below, Book-Entry Notes will not be issuable as Certificated Notes.

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of Notes denominated in U.S. dollars will be U.S. $1,000 and any integral multiple in excess thereof. The authorized denominations of Notes denominated in a Specified Currency other than U.S. dollars will be as set forth in the applicable Pricing Supplement.

     The Notes issued by the Company and the Guarantees will be unsecured obligations of the Company, and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Notes issued by a Subsidiary Issuer will be unsecured obligations of such Subsidiary Issuer, and will rank pari passu with all other unsecured and unsubordinated debt of such Subsidiary Issuer. See "Description of the Debt Securities -- Ranking". With respect to any Debt Securities issued by Xerox Capital, in the event of a default by Xerox Capital in the performance of its obligations to pay the principal of, and premium, if any, and interest, if any, on any such Debt Securities, any Holder of such Debt Securities shall be entitled to serve upon Xerox Capital a demand and upon receipt Xerox Capital shall, if and to the extent that it shall have rights to call for the subscription of further shares under the Amended and Restated Subscription Agreement between Rank Xerox Limited and Xerox Capital (the "Original Subscription Agreement"), serve upon Rank Xerox Limited, or if the proposed Amended and Restated Subscription Agreement among Rank Xerox Limited, Xerox Overseas and Xerox Capital (the "Subscription Agreement") shall than have been executed, serve upon Rank Xerox Limited or, if Xerox Capital shall then have become a majority-owned subsidiary of Xerox Overseas, Xerox Overseas a written demand for the subscription of additional shares in the share capital of Xerox Capital pursuant to and subject to the provisions of the Original Subscription Agreement or the Subscription Agreement, as the case may be.

     Debt Securities issued by the Subsidiary Issuers in respect of which the Issue proceeds are to be accepted by the Subsidiary Issuers in the United Kingdom and which are issued pursuant to an exempt transaction under regulation 13(1) or (3) of the Banking Act 1997 (Exempt Transactions) Regulations 1997 of the United Kingdom (the "U.K. Regulations") will constitute shorter term debt securities or longer term debt securities (in each case, as defined in the U.K. Regulations), as specified in such Debt Securities, in each case issued in accordance with regulations made under section 4 of the Banking Act 1987 of the United Kingdom. The Subsidiary Issuers are not authorized institutions or European authorized institutions (as such terms are defined in the U.K. Regulations) and repayment of the principal and payment of any interest or premium in connection with such Debt Securities will be guaranteed by the Guarantor, which is not an authorized institution or a European authorized institution.

     The Pricing Supplement will indicate either that the Notes cannot be redeemed prior to their Maturity Date or that the Notes will be redeemable at the option of the Issuer thereof on or after a specified date prior to their Maturity Date at par or at prices declining from a specified premium to par after a later date, together with accrued interest to the date of redemption. The Pricing Supplement will also indicate either that the Notes cannot be repaid prior to their Maturity Date or that the Notes will be repayable at the option of the Holder thereof on a date or dates specified prior to their Maturity Date at the price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. See "Redemption and Repayment" below.

     References herein to "U.S. dollars", "dollars", "U.S.$" or "$" are to the currency of the United States of America.

     Unless otherwise specified in the applicable Pricing Supplement, as used herein:

          (i) "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York and (x) with respect to Notes denominated in a Specified Currency other than U.S. dollars or ECUs, in the Principal Financial Center (as defined below) of the country of such Specified Currency, (y) with respect to Notes denominated in ECUs, in the City of London and Luxembourg City, Luxembourg, and (z) with respect to LIBOR Notes (as defined below), is also a London Banking Day. "London Banking Day" means any day (i) if the Index Currency (as defined below) is other than ECU, on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, that is not designated as an ECU Non-Settlement Day by the ECU Banking Association or is otherwise generally regarded in the ECU interbank market as a day on which payments in ECUs shall be made;

          (ii) "Discount Note" means (a) a Note, including any Zero-Coupon Note, that has been issued at an issue price lower than the principal amount thereof and which provides that upon redemption, repayment or acceleration of the maturity thereof an amount less than the principal amount thereof will become due and payable and (b) any other Note that for United States Federal income tax purposes would be considered an original issue discount note; and

          (iii) "Maturity Date" with respect to any Note means the date on which such Note will mature, as specified therein, and "Maturity" means the date on which the principal of a Note becomes due and payable in accordance with its terms, whether at its Maturity Date or by declaration of acceleration, call for redemption, put for repayment or otherwise.

     The Pricing Supplement relating to each Note will identify the Issuer of such Note and describe the following terms: (1) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note); (2) whether such Note is a Fixed Rate Note, an Amortizing Note, a Floating Rate Note, a Discount Note or a Zero-Coupon Note; (3) whether such Note is a Currency Indexed Note or other Indexed Note, and if so the special terms thereof; (4) if other than 100%, the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (5) the date on which such Note will be issued (the "Original Issue Date"); (6) the Maturity Date of such Note and whether such Maturity Date may be extended by the Issuer of such Note;
(7) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any; (8) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined herein), and any other terms relating to the particular method of calculating the interest rate for such Note; (9) if such Note is an Amortizing Note, whether payments of principal thereof and interest thereon will be made quarterly or semi-annually, and the repayment information in respect thereof; (10) whether such Note may be redeemed or repaid prior to its Maturity Date, and if so, the provisions relating to such redemption or repayment; (11) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; (12) original issue discount provisions, if any, and (13) any other terms of such Note not inconsistent with the provisions of the Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement and except as otherwise provided with respect to Currency Indexed Notes, the principal (and premium, if any) and interest, if any, on the Notes will be paid by the Issuer thereof in U.S. dollars in the manner described in the following paragraphs, even if a Note is denominated in a Specified Currency other than U.S. dollars; provided, however, that the Holder of a Note may (if such Note is denominated in a Specified Currency other than U.S. dollars and if the applicable Pricing Supplement and the Note so indicate) elect to receive all such payments in such Specified Currency (subject to certain conditions, see "Foreign Currency
Risks -- Payment Currency") by delivery of a written request to the applicable Issuer's paying agent (the "Paying Agent") in The City of New York, which must be received by the Paying Agent on or prior to the applicable record date or at least fifteen calendar days prior to Maturity, as the case may be. Such election shall remain in effect unless and until changed by written notice to the Paying Agent, but the Paying Agent must receive written notice of any such change on or prior to the applicable record date or at least fifteen calendar days prior to Maturity, as the case may be. Until the Notes are paid or payment thereof is provided for, the Issuers will, at all times, maintain a Paying Agent in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. The Issuers have initially appointed Citibank, N.A., New York, New York as Paying Agent. Each Issuer will notify the Holders of its Notes in accordance with the indenture of any change in the Paying Agent or its address.

     All currency exchange costs, if any, will be borne by the applicable Issuer unless any Holder of a Note has made the election referred to in the preceding paragraph. In that case, each electing Holder shall bear its pro-rata portion of currency exchange costs, if any, by deductions from payments otherwise due to such Holder.

     Unless otherwise specified in the applicable Pricing Supplement, in the case of a Note denominated in a Specified Currency other than U.S. dollars, unless the Holder thereof has elected otherwise, the amount of U.S. dollar payments in respect of such Note will be determined by an agent appointed by the Issuer of such Note (the "Exchange Rate Agent"), which shall initially be Citibank, N.A., based on the highest firm bid quotation received by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date, from three recognized foreign exchange dealers selected by the Exchange Rate Agent and approved by such Issuer (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency on which payments are to be made in U.S. dollars. If three such bid quotations are not available, payments will be made in the Specified Currency, which will yield the largest number of U.S. dollars when such Issuer is receiving U.S. dollars in lieu of the Specified Currency and will require the smallest number of U.S. dollars when such Issuer is paying U.S. dollars in lieu of the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, such selection shall be made from among the quotations appearing in the display "page" within the Reuters or Telerate Monitor Foreign Exchange Service, as may be agreed to by such Issuer and such Exchange Rate Agent (or, if such display "page" is not available or such Specified Currency is a composite currency for which separate current composite currency quotations are not available, such other comparable display or other comparable manner of obtaining quotations as may be agreed to by such Issuer and such Exchange Rate Agent), used to determine the U.S. dollar equivalent of such Specified Currency (the "Exchange Rate"). If no such indicative quotations are available, payments will be made in the Specified Currency unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond such Issuer's control, in which case such Issuer will be entitled to make payments as described under "Currency-Related Risk
Factors -- Foreign Currency Risks -- Payment Currency".

     In the event of an official redenomination of a Specified Currency, the obligations of an Issuer with respect to payments on Notes denominated in such Specified Currency shall, in all cases, be deemed immediately following such redenomination to provide for payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. In no event, however, shall any adjustment be made to any amount payable under the Notes as a result of any change in the value of such Specified Currency relative to any other currency due solely to fluctuations in exchange rates. See "Currency-Related Risk Factors -- Foreign Currency Risks -- Exchange Rates and Exchange Controls".

     Unless otherwise specified in the applicable Pricing Supplement, interest on Certificated Notes and principal of Amortizing Notes (issued in certificated form) (in each case, other than interest or, in the case of Amortizing Notes, principal paid at Maturity) will be paid by mailing a check (from an account at a bank outside the United States if such interest is payable in a currency other than U.S. dollars) to the Holder at the address of such Holder appearing on the security register of the Issuer of such Notes on the applicable record date (which, in the case of Global Securities representing Book-Entry Notes, will be a nominee of the Depositary); provided, however, that in the case of a Note issued between a Regular Record Date and the initial Interest Payment Date relating to such Regular Record Date, interest for the period beginning on the Original Issue Date and ending on such initial Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the registered Holder of such Note on the related Regular Record Date. Notwithstanding the foregoing, a Holder of U.S. $10,000,000 or more in aggregate principal amount of Notes of like tenor and terms (or a Holder of the equivalent thereof in a Specified Currency other than U.S. dollars) shall be entitled to receive such interest payments by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the Paying Agent on or prior to the applicable Record Date. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder may, if applicable, provide appropriate instructions to the Paying Agent, and all such payments will be made in immediately available funds to an account maintained by the payee with a bank located outside the United States. Unless otherwise specified in the applicable Pricing Supplement, payments of principal

(and premium, if any) and interest at Maturity will be made to the Holder on the date of Maturity in immediately available funds (payable to an account maintained by the payee with a bank located outside of the United States if payable in a Specified Currency other than U.S. dollars) upon surrender of the Notes at the Corporate Trust Office of Citibank, N.A. in the Borough of Manhattan, The City of New York (or at such other location as may be specified in the applicable Pricing Supplement), provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its customary procedures. See "Important Currency Exchange Information" below. The applicable Issuer will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which such payments are made.

     Each date on which interest is payable on a Note (other than at Maturity) is referred to herein as an "Interest Payment Date". The Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes". The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement and, unless otherwise specified in the applicable Pricing Supplement, each "Regular Record Date" for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Note will be rounded, if necessary, to the nearest one one-hundred-thousandth of a percent (with five one-millionths of a percentage point being rounded upwards) and all currency amounts used in or resulting from any calculation on a Note will be rounded to the nearest one one-hundredth of a unit (with five one-thousandths of a unit being rounded upwards).

     Interest rates offered by an Issuer with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates, interest rate formulas and other variable terms of the Notes are subject to change by an Issuer from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by such Issuer.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum set forth therein and in the applicable Pricing Supplement (except as described below under "Subsequent Interest Periods" and "Extension of Maturity Date") until the principal amount thereof is paid or made available for payment. Interest on Fixed Rate Notes, if any, will, unless otherwise specified in the applicable Pricing Supplement, be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note (other than a Zero-Coupon Note or an Amortizing Note) will be payable at Maturity and semi-annually each April 15 and October 15, and the "Regular Record Dates" will be March 31 and September 30 (whether or not a Business Day), respectively. Unless otherwise specified in the applicable Pricing Supplement, principal of and interest on each Amortizing Note will be payable at Maturity and either semi-annually each April 15 and October 15, or quarterly each January 15, April 15, July 15 and October 15, and the "Regular Record Dates" will be March 31 and September 30 (whether or not a Business Day), in the case where the principal of and interest on such Amortizing Note are payable semi-annually, and December 31, March 31, June 30 and September 30 (whether or not a Business Day), in the case where the principal of and interest on such Amortizing Note are payable quarterly. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be set forth in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, each payment of interest on a Fixed Rate Note shall include interest accrued through the day before the Interest Payment Date or Maturity, as the case may be.

FLOATING RATE NOTES

     Except for the period from the Original Issue Date to the first Interest Reset Date set forth in the applicable Pricing Supplement, each Floating Rate Note will bear interest from its Original Issue Date until the principal amount thereof is paid or made available for payment at a rate determined by reference to an interest rate base (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier, if any (each as defined below). The applicable Pricing Supplement will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the CMT Rate (a "CMT Rate Note"), (c) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (d) the Federal Funds Rate (a "Federal Funds Rate Note"), (e) the J.J. Kenny Rate (a "J.J. Kenny Rate Note"), (f) LIBOR (a "LIBOR Note"), (g) the Treasury Rate (a "Treasury Rate Note"), (h) the Prime Rate (a "Prime Rate Note"), (i) the 11th District Cost of Funds Rate (an "11th District Cost of Funds Rate Note") or (j) such other Base Rate as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the designated maturity of the investment or obligation from which the Base Rate is calculated as specified in the applicable Pricing Supplement.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Notes will be governed by the law of the State of New York and, under present New York law, the maximum rate of interest, with certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in an amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise (the "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Original Issue Date to the first Interest Reset Date will be the Initial Interest Rate (as defined below). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an auction for Treasury bills falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the next succeeding Business Day. The interest rate in effect with respect to a Floating Rate Note from the Original Issue Date to the first Interest Reset Date (the "Initial Interest Rate") or the method of calculating such rate will be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point equals one one-hundredth of a percentage point) specified in the applicable Pricing

Supplement as being applicable to the interest rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note.

     Unless otherwise specified in the applicable Pricing Supplement, the interest payable on each Interest Payment Date or at Maturity for Floating Rate Notes will be the amount of interest accrued from and including the Original Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, such Interest Payment Date or date of Maturity, as the case may be (an "Interest Period").

     With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period or from the last date from which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable on such day by 360, in the cases of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, J.J. Kenny Rate Notes, LIBOR Notes, Prime Rate Notes and 11th District Cost of Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate as determined, in accordance with the procedures hereinafter set forth, with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate for the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate), subject in either case to any Maximum or Minimum Interest Rate limitation, or any other interest rate limitation, referred to above and to any adjustment by a Spread and/or Spread Multiplier referred to above; provided, however, that the interest rate in effect from the Original Issue Date to the first interest Reset Date will be the Initial Interest Rate.

     Unless otherwise specified in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and, in each case, at Maturity. Unless otherwise specified in the applicable Pricing Supplement, if an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date shall be postponed to the next succeeding Business Day with respect to such Floating Rate Note, except in the case of LIBOR Notes, if such day would fall in the next succeeding calendar month, such Interest Payment Date with respect to such LIBOR Note will be the immediately preceding Business Day. Any payment of principal (and premium, if any) and interest required to be made on a Floating Rate Note on a date of Maturity that is not a Business Day will be made on the next succeeding Business Day with respect to such Floating Rate Note (with the same force and effect as if made on such date of Maturity, and no additional interest shall accrue as a result of any such delayed payment).

     The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below). Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date will be (i) the second Business Day next preceding such Interest Reset Date, in the case of CD Rate Notes, CMT Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, J.J. Kenny Rate Notes and Prime Rate Notes (ii) the second London Banking Day next preceding such Interest Reset

Date, in the case of LIBOR Notes, (iii) the last working day of the month next preceding the applicable Interest Reset Date on which the FHLB of San Francisco (as defined below) publishes the 11th District Cost of Funds Index (as defined below), in the case of 11th District Cost of Funds Rate Notes, and (iv) the day of the week in which such Interest Reset Date falls on which Treasury bills of the applicable Index Maturity are auctioned, in the case of Treasury Rate Notes. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will, unless otherwise specified in the applicable Pricing Supplement, be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, Citibank, N.A. will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

  CD Rate Notes

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the applicable Index Maturity, as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the applicable Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities", or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the applicable Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

     CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

  CMT Rate Notes

     CMT Rate Notes will bear interest at the interest rates (calculated with references to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note, the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m. (New York City time) on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m. (New York City time) on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purposes of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) on such date of the rate for commercial paper having the applicable Index Maturity, as published in H.15(519) under the heading "Commercial Paper -- Non-financial" or, if unreliable, under such other heading representing commercial paper issued by non-financial entitities whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization, or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield on such Interest Determination Date of the rate for commercial paper having the applicable Index Maturity, as published in Composite Quotations under the heading "Commercial Paper". If such rate is not yet published in Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Commercial Paper Rate will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper placed for industrial issuers whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency, having the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                    Money Market Yield  =      D X 360
                              -------------------                  X  100
                                               360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

  Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 9:00 a.m., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

  J.J. Kenny Rate Notes

     J.J. Kenny Rate Notes will bear interest at the interest rates (calculated with reference to the J.J. Kenny Rate and the Spread and/or Spread Multiplier, if any) specified in the J.J. Kenny Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "J.J. Kenny Rate" means, with respect to any Interest Determination Date relating to a J.J. Kenny Rate Note, the rate in the high grade weekly index (the "Weekly Index") on such date made available by Kenny Information Systems ("Kenny") to the Calculation Agent. The Weekly Index is, and shall be, based upon 30-day yield evaluations at par of bonds, the interest of which is exempt from Federal income taxation under the Internal Revenue Code of 1986, as amended, of not less than five high grade component issuers selected by Kenny which shall include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by Kenny in its discretion. The bonds on which the Weekly Index is based shall not include any bonds on which the interest is subject to a minimum tax or similar tax under the Internal Revenue Code of 1986, as amended, unless all tax-exempt bonds are subject to such tax. In the event Kenny fails to make available such Weekly Index prior to the relevant Calculation Date, a successor indexing agent will be selected by the Calculation Agent, such index to reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation in respect of issuers most closely resembling the high grade component issuers selected by Kenny for its Weekly Index, the interest on which is (A) variable on a weekly basis, (B) exempt from Federal income taxation under the Internal Revenue Code of 1986, as amended, and (C) not subject to a minimum tax or similar tax under the Internal Revenue Code of 1986, as amended, unless all tax-exempt bonds are subject to such tax. If such successor indexing agent is not available, the rate for any Interest Determination Date shall be 67% of the rate determined if the Treasury Rate had been originally selected as the interest rate for the Notes. The Calculation Agent shall calculate the J.J. Kenny Rate in accordance with the foregoing. At the request of a Holder of a Floating Rate Note bearing interest at the J.J. Kenny Rate, the Calculation Agent will provide such holder with the interest rate that will become effective as of the next Interest Reset Date.

  LIBOR Notes
     LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used), or if no such rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche Marks, Dutch Guilders, Italian Lire, Swiss Francs and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury bills") having the applicable Index Maturity as published in H.15(519) under the heading "U.S. Government Securities -- Treasury bills -- auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, rounded to the nearest one one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the applicable Index Maturity are not published or announced as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded to the nearest one one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the interest rate for the applicable period will be the interest rate in effect on such Interest Determination Date.

  Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement, except that the initial interest rate for each Prime Rate Note will be the rate specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date as published by the Board of Governors of the Federal Reserve System in H.15(519) under the heading "Bank Prime Loan". If such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the "Reuters Screen USPRIME1 Page" (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (such term to include such other page as may replace the USPRIME1 page on that Service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent from a list approved by the Company. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be calculated by the Calculation Agent and will be determined as the arithmetic mean of the prime rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent from a list approved by the applicable Issuer to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent from a list approved by the applicable Issuer are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

  11th District Cost of Funds Rate Notes

     11th District Cost of Funds Rate Notes will bear interest at the interest rates (calculated with reference to the 11th District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the 11th District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "11th District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an 11th District Cost of Funds Rate Note, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Interest Determination Date, the 11th District Cost of Funds Rate for such Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District that was most recently announced (the "11th District Cost of Funds Index") by the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Interest Determination Date, then the 11th District Cost of Funds Rate determined as of such Interest Determination Date will be the 11th District Cost of Funds Rate in effect on such Interest Determination Date.

CURRENCY INDEXED NOTES

  General

     The Issuers may from time to time offer Currency Indexed Notes, the principal amount of which payable at the Maturity Date is determined by reference to the rate of exchange between the currency or composite currency in which such Notes are denominated (the "Denominated Currency") and the other currency or currencies or composite currency or composite currencies specified as the Indexed Currency (the "Indexed Currency") in the applicable Pricing Supplement, or as determined in such other manner as may be specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Holders of Currency Indexed Notes will be entitled to receive a principal amount in respect of such Currency Indexed Notes exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at the Maturity Date, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Denominated Currency, in the applicable Pricing Supplement (the "Base Exchange Rate"). Holders of Currency Indexed Notes will be entitled to receive a principal amount in respect of such Currency Indexed Notes less than the Face Amount of such Currency Indexed Notes if, at the Maturity Date, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate. The Base Exchange Rate is determined as described below under "Payment of Principal and Interest". Information as to the relative historical value (which information is not necessarily indicative of relative future value) of the applicable Denominated Currency against the applicable Indexed Currency, any exchange controls applicable to such Denominated Currency or Indexed Currency and certain tax consequences to holders will be set forth in the applicable Pricing Supplement. See "Currency-Related Risk Factors -- Foreign Currency Risks".

     Unless otherwise specified in the applicable Pricing Supplement, the term "Exchange Rate Day" shall mean any day (a) which is a Business Day in The City of New York and (b)(i) if the Denominated Currency or Indexed Currency is any currency or composite currency other than the U.S. dollar or the ECU, a Business Day in the principal financial center of the country of such Denominated Currency or

Indexed Currency or (ii) if the Denominated Currency or Indexed Currency is the ECU, a Business Day with respect to the ECU.

  Payment of Principal and Interest

     Unless otherwise specified in the applicable Pricing Supplement, interest, if any, on the Notes will be payable by the Issuer thereof in the Denominated Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, principal of a Currency Indexed Note will be payable by the Issuer thereof in the Denominated Currency at Maturity in an amount equal to the Face Amount of the Currency Indexed Note, plus or minus an amount of the Denominated Currency determined by the Exchange Rate Agent by reference to the difference between the Base Exchange Rate and the rate at which the Denominated Currency can be exchanged for the Indexed Currency as determined on the second Exchange Rate Day (the "Exchange Rate Date") prior to Maturity by the Exchange Rate Agent based upon the indicative quotation, selected by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on such Exchange Rate Date, for the Indexed Currency (spot bid quotation for the Denominated Currency) which will yield the largest number of units of the Indexed Currency per one unit of the Denominated Currency, for an amount of Indexed Currency equal to the Face Amount of such Currency Indexed Note multiplied by the Base Exchange Rate with the Denominated Currency for settlement at Maturity (such rate of exchange, as so determined and expressed in units of the Indexed Currency per one unit of the Denominated Currency, is hereafter referred to as the "Spot Rate"). Unless otherwise provided in the Pricing Supplement, such selection shall be made from among the quotations appearing on the display "page" within the Reuters or Telerate Monitor Foreign Exchange Service, as may be agreed to by such Issuer and such Exchange Rate Agent (or, if such display "page" is not available or such Indexed Currency or Denominated Currency is a composite currency for which separate current composite currency quotations are not available, such other comparable display or other comparable manner of obtaining quotations as may be agreed to by such Issuer and such Exchange Rate Agent), used to determine the Spot Rate. The principal amount of the Currency Indexed Notes determined by the Exchange Rate Agent to be payable at Maturity will be payable to the Holders thereof in the manner set forth herein and in the applicable Pricing Supplement. In the absence of manifest error, the determination by the Exchange Rate Agent of the Spot Rate and the principal amount of Currency Indexed Notes payable at Maturity thereof shall be final and binding on such Issuer and the holders of such Currency Indexed Notes.

     The formula to be used by the Exchange Rate Agent to determine the principal amount of a Currency Indexed Note payable at the Maturity Date will be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, in the event of any redemption or repayment of a Currency Indexed Note prior to its scheduled Maturity Date, the term "Maturity" used above would refer to the redemption or repayment date of such Currency Indexed Note.

OTHER INDEXED NOTES

     The Notes may be issued as Indexed Notes, other than Currency Indexed Notes, the principal amount of which payable at Maturity or the interest (or premium, if any) thereon, or both, may be determined by reference to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. The Pricing Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable and the amount of principal payable at the Maturity Date in respect of such Indexed Note will be determined, certain special tax consequences to holders of such Notes, certain risks associated with an investment in such Notes and other information relating to such Notes.

     Unless otherwise specified in the applicable Pricing Supplement, (a) for the purpose of determining whether Holders of the requisite principal amount of Securities outstanding under the Senior Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Indexed Notes will be deemed to be the face amount thereof, and (b) in the event of an acceleration of the Maturity of an Indexed Note, the principal amount payable to the Holder of such Note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of such Note would be determined on the Maturity Date thereof, as if the date of acceleration were the Maturity Date.

SUBSEQUENT INTEREST PERIODS

     The Pricing Supplement relating to each Note will indicate whether the Issuer thereof has the option with respect to such Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, and, if so, the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date"). If an Issuer has such option with respect to any Note, the following procedures shall apply, unless modified as set forth in the applicable Pricing Supplement.

     Such Issuer may at any time and from time to time exercise such option with respect to a Note by notifying the Trustee of such exercise at least 50 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 10 days after receipt of such notice from such Issuer but in any event not later than 40 days prior to such Optional Reset Date, the Trustee will mail to the Holder of such Note a notice (the "Reset Notice") setting forth (i) the election of such Issuer to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption or repayment during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, such Issuer may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Reset Notice and establish an interest rate, in the case of a Fixed Rate Note, or a Spread and/or Spread Multiplier, in the case of a Floating Rate Note, that is higher than the interest rate, Spread and/or Spread Multiplier, as the case may be, provided for in the Reset Notice, for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee to transmit notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date and with respect to which the Holders of such Notes have not tendered such Notes for repayment (or have validly revoked any such tender pursuant to the next succeeding paragraph) will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, whether or not tendered for repayment.

     If such Issuer elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note, the Holder of such Note will have the option to elect repayment of such Note by such Issuer on any Optional Reset Date at a price equal to the aggregate principal amount thereof outstanding on, plus any accrued interest to, such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the Trustee or any other person designated by such Issuer for such purpose must receive at least 25 days but not more than 35 days prior to such Optional Reset Date (i) if such Note is a Certificated Note, the Note with the form entitled "Option to Elect Repayment" on the reverse side of the Note duly completed or (ii) if such Note is a Book-Entry Note, such notices as may be set forth in the applicable Pricing Supplement. The repayment option may be exercised by the Holder of a Note for less than the aggregate principal amount of the Note then outstanding; provided, however, that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. A Holder who has tendered a note for repayment pursuant to a Reset Notice may, by delivery by the close of business on the tenth day prior to such Optional Reset Date of written notice to the Senior Trustee, revoke any such tender for repayment.

     If a Note is represented by a Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will exercise timely a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Note (other than an Amortizing
Note) will indicate whether the Maturity Date of such Note may be extended, and if so, whether such Maturity Date may be extended at the option of the Issuer thereof or the Holder of such Note, or both, for one or more periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement.

     If an Issuer has such option with respect to any Note (other than an Amortizing Note), the following procedures shall apply, unless modified as set forth in the applicable Pricing Supplement. Such Issuer may at any time and from time to time exercise such option with respect to a Note (other than an Amortizing Note) by notifying the Trustee of such exercise at least 50 but not more than 60 days prior to the Maturity Date of such Note in effect immediately prior to the exercise of such option (the "Prior Maturity Date"). Not later than 10 days after receipt of such Notice from such Issuer but in any event not later than 40 days prior to the Prior Maturity Date, the Trustee will mail to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, setting forth (i) the election of such Issuer to extend the Prior Maturity Date, (ii) the new Maturity Date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption by the Company or repayment to the Holder, or both, during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption or repayment may occur during the Extension Period. Upon the transmittal by the Trustee of an Extension Notice to the Holder of a Note, the Prior Maturity Date shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the transmittal of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the Prior Maturity Date for a Note, such Issuer may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish an interest rate, in the case of a Fixed Rate Note, or a Spread and/or Spread Multiplier, in the case of a Floating Rate Note, that is higher than the interest rate, Spread and/or Spread Multiplier, as the case may be, provided for in the Extension Notice, for the Extension Period commencing on such Prior Maturity Date by causing the Trustee to transmit notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Maturity Date is extended and with respect to which the Holders of such Notes have not tendered such Notes for repayment (or have validly revoked any such tender) pursuant to the next succeeding paragraph will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

     If such Issuer elects to extend the Maturity Date of a Note, the Holder of such Note will have the option to elect repayment of such Note by such Issuer on the immediately Prior Maturity Date at a price equal to the principal amount thereof outstanding on, plus any accrued interest to, such Prior Maturity Date. In order for a Note to be so repaid on such Prior Maturity Date, the Trustee or any other person designated by such Issuer for such purpose must receive at least 25 days but not more than 35 days prior to such Prior Maturity Date (i) if such Note is a Certificated Note, the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) if such Note is a Book-Entry Note, such notices as may be set forth in the applicable Pricing Supplement. The repayment option may be exercised by the Holder of a Note for less than the aggregate principal amount of the Note then outstanding; provided, however, that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. A Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by delivery of written notice by the close of business on the tenth day prior to such Prior Maturity date to the Trustee, revoke any such tender for repayment.

     If a Note is represented by a Global Security, see "Description of Notes -- Subsequent Interest Periods" above for the manner by which a right to repayment may be exercised.

     If the Holder of a Note (other than an Amortizing Note) has the option to extend the Maturity Date of such Note for one or more Extension Periods up to but not beyond the Final Maturity Date set forth in the Pricing Supplement relating to such Note, the following provisions shall apply, unless modified as set forth in such Pricing Supplement. The Holder of a Note (other than an Amortizing Note) may, at such time or times as set forth in the applicable Pricing Supplement, exercise such option by delivery to the Trustee by the date set forth in such Pricing Supplement of a written notice of such election (the "Holder's Extension Notice"). Such Holder's Extension Notice will be irrevocable and will specify the new Maturity Date. Upon the transmittal by such Holder of such Holder's Extension Notice to the Trustee, the applicable Prior Maturity Date shall be extended automatically, and, except as modified pursuant to this paragraph, such Note will have the same terms as prior to the transmittal of such Holder's Extension Notice.

REDEMPTION AND REPAYMENT

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Maturity Date or that such Note will be redeemable at the option of the Issuer thereof on a date or dates specified prior to such Maturity Date at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. An Issuer may redeem any of its Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice to each Holder of such Note. If Notes of different tenor and terms are to be redeemed, the applicable Issuer shall select the Notes to be redeemed. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

     The Pricing Supplement relating to each Note will indicate that such Note cannot be repaid prior to its Maturity Date or that such Note will be repayable at the option of the Holder thereof on a date or dates specified prior to its Maturity Date at the price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

     Unless otherwise specified in the applicable Pricing Supplement, in order for a Note to be repaid at the option of the Holder thereof, the Trustee or any other person designated by the Issuer thereof must receive at least 15 days but not more than 30 days prior to the repayment date, (i) if such Note is a Certificated Note, the Note with the form entitled "Option to Elect Repayment" on the reverse side of the Note duly completed or (ii) if such Note is a Book-Entry Note, such notices as may be set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the repayment option may be exercised by the Holder of a Note for less than the aggregate principal amount of the Note then outstanding; provided, however, that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. Unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the Holder of a Note will be irrevocable.

     If a Note is represented by a Global Security, see "Description of Notes -- Subsequent Interest Periods" above for the manner by which a right to repayment may be exercised.

REPURCHASE

     The Issuers may at any time and from time to time purchase Notes at any price in the open market or otherwise. Notes so purchased by any such Issuer may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

GLOBAL SECURITIES AND BOOK-ENTRY SYSTEM

     Upon issuance, all Book-Entry Notes having the same Specified Currency, Original Issue Date, Maturity Date, redemption provisions (if any), Interest Payment Dates and, in the case of Fixed Rate Notes, interest rate (if any) or in the case of Amortizing Notes, amortization schedule or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Index Maturity, Interest Reset Period and Dates, Spread and/or Spread Multiplier (if any), Minimum Interest Rate (if any), original issue discount provisions (if any) and Maximum Interest Rate (if any), will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") or such other depositary as is specified in the applicable Pricing Supplement, and registered in the name of a nominee of the Depositary. Unless otherwise specified in the applicable Pricing Supplement, Book-Entry Notes will not be exchangeable for Certificated Notes and, except under the circumstances described in the Prospectus under "Description of the Debt Securities -- Global Securities" and as described below, will not otherwise be issuable in definitive form.

     The Depositary has advised the Issuers, the Guarantor and the Agents as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of a Global Security, the Depositary for such Global Security, or its nominee, will credit the accounts of persons held with it with the respective amount of the Book-Entry Notes represented by such Global Security. Such accounts shall be designated by the Agent or Agents with respect to such Book-Entry Notes or by the Company if such Book-Entry Notes are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Notes represented by such Global Security for all purposes under the Senior Indenture governing such Book-Entry Notes. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Book-Entry Notes represented by such Global Security registered in their names, will not receive or be entitled to receive Certificated Notes in exchange for the

Global Security representing such Book-Entry Notes and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Book-Entry Notes registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Book-Entry Notes. None of the Issuers, the Guarantor, the Trustee, any Paying Agent and the Security Registrar for such Book-Entry Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Book-Entry Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuers expect that the Depositary for Book-Entry Notes or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Book-Entry Notes as shown on the records of such Depositary or its nominee. The Issuers also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers which are registered in "street name", and will be the responsibility of such participants.

     If the Depositary for Book-Entry Notes is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer of such Notes within 90 days, such Issuer will issue Certificated Notes in exchange for the Global Security representing such Book-Entry Notes. In addition, such Issuer may at any time and in its sole discretion determine not to have Book-Entry Notes represented by Global Securities and, in such event, will issue Certificated Notes in exchange for all Global Securities representing such Book-Entry Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of Certificated Notes represented by such Global Security equal in principal amount to such beneficial interest and to have such Certificated Notes registered in its name. Unless otherwise specified by such Issuer in a Pricing Supplement or otherwise, Certificated Notes will be so issued in denominations of U.S. $1,000 and any integral multiple in excess thereof (or the equivalent thereof in a Specified Currency other than U.S. dollars).

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for Notes in the Specified Currency and payments of principal of (and premium, if any) and interest, if any, on such Notes will be made in the Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made between the Company and a prospective purchaser of Notes, payment of principal of (and premium, if any) and interest, if any, on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such request must be made on or before the fifth Business Day preceding the date of delivery of the Notes, or by such other date as is determined by the Agent that presents such offer to the Issuer of such Notes. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange, if any, will be borne by the purchasers of the Notes.

                             UNITED STATES TAXATION

     In the opinion of Ivins, Phillips & Barker, Chartered, special U.S. tax counsel to the Issuers and the Guarantor, the following summary correctly describes certain United States Federal income tax consequences resulting from the purchase, ownership or disposition of Notes by an initial Holder (unless otherwise indicated) subject to United States income taxation. It does not purport to consider all the possible tax consequences of the purchase, ownership or disposition of the Notes, and it is not intended to reflect the individual tax position of any Holder. It deals only with Notes and currencies or composite currencies other than U.S. dollars ("Foreign Currency") held as capital assets. It does not deal with special tax situations, such as dealers in securities or currencies, Notes (or Foreign Currency) held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or (except for the discussion of "Non-United States Persons" below) situations in which the functional currency of the Holder is not the U.S. dollar. It is based upon the United States Federal tax laws and regulations as now in effect and as currently interpreted, and does not take into account possible changes in such tax laws or such interpretations. It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the Notes or Holders thereof. Persons considering the purchase of Notes should consult their own tax advisers concerning the application of the United States Federal tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. The following discussion applies only to Notes under which all payments are denominated in, or determined with reference to, a single currency, either a single Foreign Currency or the U.S. dollar. If Notes are issued under which payments are denominated in, or determined with reference to, more than one currency, their tax treatment will be discussed in the applicable Pricing Supplement relating to the issuance of such Notes.

     The Tax Reform Act of 1986 made major changes in the United States Federal tax laws that affect the treatment of currency gains and losses. Final regulations and proposed regulations dealing with currency gains and losses were issued by the Internal Revenue Service ("IRS") on March 17, 1992 (the "Foreign Currency Regulations"). The following summary reflects the terms of the Foreign Currency Regulations. Under the proposed Foreign Currency Regulations, however, for taxable years ending on or after the date on which the proposed Foreign Currency Regulations become final, certain Holders may elect to mark to market foreign currency transactions based on the Holder's method of financial accounting. Moreover, the Foreign Currency Regulations do not cover all issues, and subsequent versions of such regulations (including the final form of the proposed Foreign Currency Regulations) may adopt positions that would apply to the Notes and that may be contrary to the positions discussed below.

UNITED STATES PERSONS

     The following addresses the principal United States Federal income tax consequences resulting from the ownership of a Note by a Holder who is a United States person.

     For purposes of the following discussion, the term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia).

     A Holder that is a nonresident alien individual as to the United States and a bona fide resident of Puerto Rico, Guam, American Samoa or the Northern Mariana Islands during the entire taxable year is also subject to the rules described in this section as if such Holder were a United States person. Such a Holder may also be subject to United States Federal withholding tax under the rules described in the first paragraph under "Non-United States Persons" below.

  Payments of Interest

     Except as described below under "Original Issue Discount", interest on a Note (whether payable in a Foreign Currency or in U.S. dollars) will be taxable to a Holder as ordinary income at the time it accrues or is received in accordance with the Holder's method of accounting for tax purposes.

     If payment of interest is denominated in or determined in reference to the value of a Foreign Currency, then in the case of a cash method Holder who is not required to accrue such interest prior to its receipt, the amount of interest income is determined by translating the Foreign Currency into U.S. dollars at the "spot rate" on the date of receipt. In the case of an accrual method Holder or in the case of interest that must be accrued prior to receipt or payment (such as original issue discount) the amount of interest income that is taken into income for any interest accrual period is determined by translating the Foreign Currency into U.S. dollars at the "average rate" for the interest accrual period, or, with respect to an interest accrual period that spans two taxable years, at the "average rate" for the partial period within the taxable year. At the time the interest so accrued in a prior accrual period is received, the Holder will realize exchange gain or loss equal to the difference, if any, between the "spot rate" of the Foreign Currency received by the Holder with respect to such accrual period on the date the interest is received and the amount of interest income previously accrued for such period. A Holder may elect to use, instead of such "average rate", the "spot rate" on the last day of the accrual period (or, if the accrual period spans two of the Holder's taxable years, the last day of the first taxable year). In addition, if the interest is actually received within five Business Days of the end of such accrual period or taxable year, an accrual method Holder making the election may instead use the spot rate on the date the interest is received for purposes of translating accrued interest income into U.S. dollars (in which case no exchange gain or loss will be taken into account upon receipt). The election applies to all debt instruments held by the Holder and cannot be changed without the consent of the IRS.

     The exchange gain or loss described in the immediately preceding paragraph is ordinary and will generally not be considered additional interest income or expense. The IRS has authority to issue regulations recharacterizing interest as principal, or principal as interest, for obligations denominated in a hyperinflationary currency. Under the proposed Foreign Currency Regulations, which would become effective for transactions entered into after such regulations are finalized, if a Holder acquires a Note denominated in a Foreign Currency that is a hyperinflationary currency at the time of such acquisition, the Holder would be required to realize exchange gain or loss on the Note each year that the Holder holds the Note based (in general) on the change in exchange rates between the Specified Currency and the U.S. dollar from the beginning to the end of the year. Such exchange gain or loss would generally be treated, respectively, as additional interest income or as an offset to interest income.

     For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two Business Days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the District Director of the IRS has the authority to determine the spot rate. The "average rate" for an accrual period (or partial period) is the simple average of the spot exchange rates for each Business Day of such period, or other average exchange rate for the period reasonably derived and consistently applied by the Holder.

  Purchase, Sale and Retirement of Notes

     A purchaser of a Note using Foreign Currency as the consideration for such Note will generally be treated for Federal income tax purposes as though the Foreign Currency used to purchase the Note were instead exchanged for U.S. dollars, and the U.S. dollars received in such exchange were used to purchase the Note. Thus, such a purchaser generally will be required to recognize ordinary income or loss equal to the difference, if any, between the U.S. dollar spot rate of the Foreign Currency used to purchase the Note on the date of purchase, and the purchaser's U.S. dollar tax basis in the Foreign Currency.

     Upon the sale, exchange or retirement of a Note, a Holder will recognize gain or loss equal to the difference between the amount realized (less any accrued but unpaid qualified stated interest which will be taxable as such) and the Holder's tax basis in the Note. If the amount received on the sale, exchange or retirement is not in U.S. dollars, the amount realized will be based on the spot rate of the Foreign Currency on the date of disposition. In the case of a Note denominated in Foreign Currency, to the extent such recognized gain or loss is attributable to changes in Foreign Currency exchange rates between the date of acquisition and disposition of the Note, such gain or loss ("exchange gain or loss") will be treated as ordinary income or loss (but will generally not be treated as interest income or expense). However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction. Except as provided below, any gain or loss in excess of such exchange gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Note had been held for more than one year.

     If a Holder has a tax basis for a Note, other than a Note with a fixed Maturity Date of one year or less from the date of issue, that is less than its principal amount (or, in the case of an Original Issue Discount Note, less than its original issue price plus original issue discount includable, without regard to adjustments for acquisition premium discussed below under "Original Issue Discount", in gross income by the prior Holder or Holders), the Note may be considered to have "market discount". As a general matter, gain on a Note is treated as ordinary income rather than capital gain to the extent of market discount accrued while the Holder held the Note, although Holders may elect to accrue market discount into income on a current basis. Such an election applies to all debt instruments with market discount acquired by the electing Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Market discount will be treated as accruing on a ratable basis or, at the election of the Holder, based on a constant interest method. Furthermore, unless a Holder elects to include market discount into income on a current basis as described above, a Holder of a Note having market discount may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note until the Maturity Date of the Note or its earlier disposition in a taxable transaction. In the case of a Note payable in a Foreign Currency, (1) market discount is determined in units of the Foreign Currency,
(2) accrued market discount required to be taken into account on the Maturity or earlier disposition of a
Note is translated into U.S. dollars at the spot rate on the Maturity or disposition date (and no part is treated as exchange gain or loss), and (3) accrued market discount currently includible in income by a Holder is translated into U.S. dollars at the average exchange rate for the accrual period, and exchange gain or loss is determined on the Maturity or disposition of the Note in the manner described in "Payments of Interest" above, with respect to computation of exchange gain or loss on the receipt of accrued interest.

     If a Holder has a tax basis for a Note that is greater than its principal amount, the Note may be considered to have "bond premium". The Holder may elect to amortize such premium as offsets to interest income over the remaining life of the Note under a constant interest method. (The treatment of Original Issue Discount Notes purchased at a premium is discussed below. See "Original Issue Discount".) Such an election generally applies to all Notes held by the Holder at the beginning of the taxable year to which the election applies or thereafter acquired by the Holder and is irrevocable without the consent of the IRS. However, if such Note may be optionally redeemed after the Holder acquires it at a price in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the Note. In the case of a Note denominated in Foreign Currency, bond premium is computed in units of Foreign Currency and amortizable bond premium reduces interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, foreign currency exchange gain or loss (taxable as ordinary income or loss, but not generally as interest income or expense) is realized based on the difference between spot rates at that time and at the time of the acquisition of the Note. With respect to a Holder that does not elect to amortize bond premium, the amount of bond premium constitutes a capital loss when the bond matures. In the case of a Note denominated in Foreign Currency, foreign currency exchange gain or loss with respect to the premium is realized based on the difference between the spot rates on the Maturity Date and at the time of the acquisition of the Note. In such case, the amount of capital loss relating to the premium may be offset or eliminated by exchange gain.

  Receipt of Foreign Currency

     The tax basis of Foreign Currency received by a Holder generally will equal the U.S. dollar equivalent of such Foreign Currency at the spot rate on the date it is received. Upon the subsequent exchange of such Foreign Currency for U.S. dollars, another currency, or property, a Holder will generally recognize exchange gain or loss equal to the difference between the Holder's tax basis for the Foreign Currency and the U.S. dollars received (or, if another currency is received, the U.S. dollar value of the other currency at the spot rate on the date of the exchange) or, if property is received, the U.S. dollar value of the Foreign Currency based on the spot rate on the date of purchase. Such gain or loss will be ordinary in character.

  Indexed Notes

     The specific treatment of any Indexed Notes issued will be discussed in applicable Pricing Supple-ment relating to the issuance of such Notes and would generally be subject to different rules from those set forth in this discussion.

  Original Issue Discount

     The following summary is a general discussion of the United States Federal income tax consequences to Holders who are United States persons of Notes issued with original issue discount ("Original Discount Notes"). It is based in part upon income tax regulations (the "OID Regulations") that were published in the Federal Register on April 4, 1994. Additionally, the summary includes a discussion of final regulations published in the Federal Register on June 14, 1996, relating primarily to contingent payment debt instruments with original issue discount (the "Contingent Payment Debt Regulations"). The discussion assumes that the Notes will not qualify as "applicable high-yield discount obligations" under the Code.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of an Original Issue Discount Note over its "issue price" (defined as the first price at which a substantial amount of the Original Issue Discount Notes have been sold) unless, in most circumstances, such excess is less than 0.25% of the Original Issue Discount Note's stated redemption price at maturity multiplied by the number of complete years to its maturity. The stated redemption price at maturity of an Original Issue Discount Note is the total of all payments to be made under the Original Issue Discount Note other than "qualified stated interest." The term "qualified stated interest" means, in general, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments.

     In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear original issue discount for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Note may be an Original Issue Discount Note where, among other things, (i) a Floating Rate Note provides for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) a Floating Rate Note provides for a significant front-loading or back-loading of interest; or (iii) a Note bears interest at a floating rate in combination with one or more other floating or fixed rates. Notice will be given in the applicable Pricing Supplement if the Company determines that a particular Note will be an Original Issue Discount Note. Unless specified in the applicable Pricing Supplement, Floating Rate Notes will not be Original Issue Discount Notes.

     Persons holding Original Issue Discount Notes having maturities in excess of one year are required to include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includible in income by the initial Holder of such Original Issue Discount Notes and, subject to an adjustment, by any subsequent Holder, is the sum of the daily portions of the original issue discount with respect to the Original Issue Discount Note for each day during the taxable year in which such Holder held the Original Issue Discount Note ("accrued original issue discount"). The daily portion of the original issue discount on any Original Issue Discount Note is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to that accrual period. The term "accrual period" generally means the period between interest payment dates (or shorter period from the date of issue to the first interest payment date and from the last interest payment date prior to maturity to the date of maturity).

     For any accrual period, the original issue discount allocable to the accrual period is an amount equal to the excess, if any, of (a) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of the accrual period) over (b) the sum of the qualified stated interest, if any, allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Original Issue Discount Note, the accrued original issue discount for each prior accrual period (determined without regard to the amortization of any acquisition premium, as discussed below, or bond premium, as discussed above), and the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, less (y) any prior payments on the Original Issue Discount Note that were not qualified stated interest. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment.

     Under the above rules, persons holding Original Issue Discount Notes will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods, assuming that no payments other than qualified stated interest are made prior to the maturity of the Note.

     If an Issuer has an option to redeem a Note, or the Holder has an option to cause a Note to be repurchased, prior to the Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be (i) in the case of an option of an Issuer, lower than its yield to stated maturity, or
(ii) in the case of an option of the Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for original issue discount purposes as if it were redeemed or repurchased, and a new Note were issued on the presumed exercise date for an amount equal to the Note's adjusted issue price on that date.

     Original issue discount on an Original Issue Discount Note denominated in, or under which all payments are determined with reference to, a single Foreign Currency will be determined for any accrual period in that Foreign Currency and then translated into U.S. dollars in the same manner as other interest income accrued by an accrual method Holder before receipt, as described above under "Payments of Interest". Likewise, as described therein, exchange gain or loss will be recognized when the original issue discount is paid. For this purpose, all payments (other than qualified stated interest) on a Note will first be viewed as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first.

     The Contingent Payment Debt Regulations address, among other things, the accrual of original issue discount on, and the character of gain recognized on the sale, exchange, or retirement of debt instruments providing for contingent payments. Prospective Holders of Notes with contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement.

     Different rules apply to Original Issue Discount Notes having maturities of not more than one year ("Short-Term Discount Notes"). A Holder of a Short-Term Discount Note who uses the cash method of tax accounting will generally not be required to include original issue discount in income on a current basis (but may be required to defer a deduction for a portion or all of the interest paid or accrued on any indebtedness incurred to purchase or carry such Short-Term Discount Note). Rather, such a Holder will be required to treat any gain realized on a sale, exchange or retirement of the Short-Term Discount Note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the Short-Term Discount Note during the period the Holder held the Short-Term Discount Note. Holders using the accrual method of tax accounting, and certain cash method Holders (including banks, securities dealers and regulated investment companies) will generally be required to include original issue discount on the Short-Term Discount Note in income on a current basis. Notwithstanding the foregoing, a cash method Holder of a Short-Term Discount Note may elect to accrue original issue discount into income on a current basis (in which case the limitation on the deductibility of interest described above will not apply). Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the Holder, on a constant interest basis. Furthermore, any Holder (whether cash or accrual method) of a Short-Term Discount Note can elect to accrue the "acquisition discount", if any, with respect to the Short-Term Discount Note on a current basis in lieu of original issue discount. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Discount Note over the Holder's tax basis in the Note at the time of acquisition. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the Holder, using a constant interest method. The market discount rules do not apply with respect to Short-Term Discount Notes.

     For purposes of determining the amount of original issue discount subject to these rules, the OID Regulations provide that no interest payments on Notes with maturities of one year or less are qualified stated interest, but instead such interest payments are included in such Note's stated redemption price at maturity.

     In the event that a person purchases an Original Issue Discount Note (including a Short-Term Discount Note) at an acquisition premium, i.e., at a price in excess of the issue price plus the original issue discount accrued prior to acquisition and minus any payments (other than payments of qualified stated interest) made with respect to such Note prior to acquisition (such amount, the Note's "revised issue price"), the amount includible in income in each taxable year as original issue discount will be reduced by that portion of the acquisition premium properly allocable to such year or, alternatively, a Holder may elect to treat its purchase price as the Note's issue price.

     The market discount and bond premium rules discussed above under "Purchase, Sale and Retirement of Notes" may apply to an Original Issue Discount Note purchased at a price that is less than such Note's revised issue price (in the case of market discount) or that is greater than such Note's remaining stated redemption price at maturity (in the case of bond premium), respectively. In such case, the amount of market discount will generally equal the excess of the Original Issue Discount Note's revised issue price over the Holder's purchase price for the Note, and the amount of bond premium will equal the excess of the Holder's purchase price over the Original Issue Discount Note's remaining stated redemption price at maturity. A Holder of an Original Issue Discount Note with bond premium will not be subject to the original issue discount rules described above.

     A Holder's tax basis of an Original Issue Discount Note generally will be the Holder's cost increased by any original issue discount included in income (and market discount, if any, if the Holder has elected to include accrued market discount in income on an annual basis) and decreased by the amount of any payment (other than qualified stated interest) received with respect to the Original Issue Discount Note. Gain or loss on the sale, exchange or redemption of an Original Issue Discount Note generally will be long-term capital gain or loss if the Original Issue Discount Note has been held for more than a year except to the extent that gain represents market discount not previously included in the Holder's income.

     The original issue discount rules will not be applied to treat Notes as having original issue discount solely by virtue of the contingent U.S. dollar values of payments on Notes denominated in a Foreign Currency.

     A Holder may elect to treat all interest that accrues on a Note as original issue discount applying the constant yield method described above to accrue such interest, with the modifications described below. For purposes of this election, interest includes stated interest, original issue discount, de minimis original issue discount, market discount, acquisition discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described above) or acquisition premium.

     In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, then the electing Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by such electing Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election described above to apply the constant yield method to all interest on a Note is made with respect to a Note that has market discount, as described above, then the electing Holder will be treated as having made the election discussed above under "Purchase, Sale, and Retirement of Notes" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such Holder.

  Subsequent Interest Periods and Extensions of Maturity

     If a reset of the interest rate, Spread and/or Spread Multiplier of a Note (either alone or in conjunction with each other) by any Issuer or extension of the maturity of a Note is treated as an exchange of such Note for a new Note, then a United States person who is a Holder of such Note may recognize taxable gain or loss (subject to characterization as capital gain or loss or ordinary income or loss depending on the effect of the original issue discount, foreign currency, or other rules described herein) equal to the difference between the fair market value of such Note and the Holder's adjusted tax basis in such Note at the time of the reset or extension. In such case, the Holder will have a tax basis in a new Note equal to such fair market value. The tax consequences described above with respect to the timing and character of income, gain or loss would apply to the holding of the new Note. If, on the other hand, the interest reset or maturity extension is not treated as an exchange, then a United States person who is a Holder will not recognize gain or loss upon the reset or extension, but the reset or extension may affect the timing, character, and amount of income, gain or loss with respect to the subsequent holding period of the Note. On June 26, 1996, final regulations were published in the Federal Register which govern the resolution of the issue or whether an interest reset or maturity extension would or would not result in an exchange.

NON-UNITED STATES PERSONS

     Under the United States Federal tax laws as in effect on the date of this Prospectus Supplement and subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest, including original issue discount, by any Issuer, the Guarantor or any agent of such Issuer or the Guarantor (acting in its capacity as such) to any Holder of a Note who is not a United States person will not be subject to United States Federal withholding tax, provided, in the case of interest, including original issue discount, that
(i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of such Issuer entitled to vote, (ii) such Holder is not a controlled foreign corporation for United States tax purposes that is related to such Issuer through stock ownership, (iii) the Holder is not receiving interest ineligible for exemption from withholding by reason of the application of Section 881(c)(3)(A) of the Code, (iv) the Holder is not a foreign private foundation and (v) either (A) the beneficial owner of the Note certifies to the last United States person (the "Withholding Agent") in the chain of payment, under penalties of perjury, that he is a non-United States person and provides his name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds such Note certifies to the Withholding Agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by another financial institution and furnishes the payor with a copy thereof. Applicable regulations contain certain other requirements regarding the timing, form, and maintenance by the Withholding Agent of the certification described in the preceding sentence. Recently finalized regulations would modify the certification requirements for payments of interest made after December 31, 1998.

     Notes issued by both of the Subsidiary Issuers will be considered debt of the respective Subsidiary Issuer. Subject to the discussion below under "Backup Withholding and Information Reporting", no United States withholding tax should apply to payments of principal or interest on such Notes by either the respective Subsidiary Issuer or the Guarantor.

     Payments of certain types of contingent interest to a person who is not a United States person may be subject to United States withholding tax equal to 30% of each such payment (or such lower amount as provided by treaty). The applicable Pricing Supplement will state whether any Notes having contingent payments will be subject to any U.S. withholding taxes.

     If a Holder of a Note who is not a United States person is engaged in a trade or business in the United States and interest, including original issue discount, on the Note is effectively connected with the conduct of such trade or business, such Holder, although exempt from the withholding tax discussed in the preceding paragraph, may be subject to United States Federal income tax on such interest, and original issue discount, in the same manner as if it were a United States person. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on a Note will be included in the earnings and profits of such Holder if such interest (or original issue discount) is effectively connected with the conduct by such Holder of a trade or business in the United States. In lieu of the certificate described in the second preceding paragraph, such a Holder must provide the payor with a properly executed Internal Revenue Service Form 4224 to claim an exemption from United States Federal withholding tax. However, such a Holder of a Note may still be required to provide the certification described in the second preceding paragraph in order to obtain an exemption from "backup" withholding, discussed below.

     Any capital gain or market discount realized upon retirement or disposition of a Note by a Holder who is not a United States person will not be subject to United States Federal income or withholding taxes if (i) such gain is not effectively connected with a United States trade or business of the Holder, and
(ii) in the case of an individual, such Holder is either (A) not present in the United States for 183 days or more in the taxable year of the retirement or disposition or (B) such individual does not have a "tax home" (as defined in the Code) in the United States and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

     Notes held by an individual who is neither a citizen nor a resident of the United States for United States Federal income tax purposes at the time of such individual's death will not be subject to United States Federal estate tax provided that the income from such Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States Federal withholding tax (without regard to the certification requirements) that is described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     For each calendar year in which the Notes are outstanding, the payor of interest (including original issue discount, if any), principal, premium, or the proceeds of disposition to a Holder is required to provide the IRS with certain information, including the Holder's name, address and taxpayer identification number ("TIN") (either the Holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal, interest (including original issue discount, if any), premium, or the proceeds of disposition paid to that Holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain United States persons who are Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, but such entities may be required to establish their status as such.

     A "backup withholding" tax equal to 31% of each payment on the Notes will apply to a United States person who is a Holder subject to the reporting requirements described above if such Holder (i) fails to furnish his TIN or (ii) under certain circumstances, fails to certify, under penalty of perjury, that he has both furnished a correct TIN and not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will also apply if the payor is notified by the IRS that the payee has failed to report properly a correct TIN or interest and dividends earned by the payee. This backup withholding tax is not an additional tax and may be credited against the United States person's United States Federal income tax liability.

     Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by any Issuer, the Guarantor or any agent of such Issuer or the Guarantor (in its capacity as such) to a Holder of a Note who is not a United States person if the Holder has provided required certification that it is not a United States person as set forth in clause
(v)(A) in the first paragraph under "Non-United States Persons", or has otherwise established an exemption (provided that none of such Issuer, the Guarantor and such agent has actual knowledge that the Holder is a United States person or that the conditions of any exemption are not in fact satisfied).

     If such principal or interest is collected outside the United States by the non-United States office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner of a Note and is paid by such office outside the United States to such owner, or if the non-United States office of a foreign "broker" (as defined in the Treasury regulations) pays the proceeds of the sale or exchange of a Note outside the United States to the seller thereof, backup withholding and information reporting will not apply to such payment (provided, except in the case of interest on a Note of a Subsidiary Issuer, that such nominee, custodian, agent or broker derives less than 50% of its gross income for certain specified periods from the conduct of a trade or business in the United States and is not a controlled foreign corporation for United States tax purposes). Except in the case of interest on a Note of a Subsidiary Issuer, principal and interest so paid by the non-United States office of other custodians, nominees or agents, or the payment by the foreign office of other brokers of the proceeds of the sale or exchange of a Note will not be subject to backup withholding, but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner or seller is not or was not, as the case may be, a United States person who is a Holder and certain conditions are met or the beneficial owner or seller otherwise establishes an exemption. (Under current regulations, interest on a Note of a Subsidiary Issuer paid outside the United States is not subject to information reporting or backup withholding under any circumstances. Under recently finalized regulations, which are generally effective for payments of interest made after December 31, 1998, the information reporting requirements with respect to such payments will be conformed to the existing rules applicable to interest on a Note of the Company paid outside the United States as discussed above.) Principal and interest on any Note paid by the United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of a sale or exchange of a Note is subject to both backup withholding and information reporting unless the beneficial owner or seller certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

     Recently finalized regulations, which are generally effective for payments of interest made after December 31, 1998, would modify the application of information reporting requirements and the backup withholding tax to non-United States persons. However, compliance with the certification procedures described in the preceding section would generally continue the exemption (from information reporting requirements and the backup withholding tax) for non-United States persons who are exempt recipients.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by each Issuer through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. Unless otherwise specified in the applicable Pricing Supplement, with respect to Notes with Maturity Dates of 30 years or less from the date of issue, the Issuer thereof will pay each Agent a commission (or grant a discount) ranging from .125% to .750% of the principal amount of each Note, depending upon the Maturity Date, sold through such Agent. With respect to Notes with a Maturity Date that is longer than 30 years from the date of issue sold through any Agent, the rate of commission (or discount) will be negotiated at the time of sale and will be specified in the applicable Pricing Supplement.

     The Notes also may be sold by any of the Issuers to any Agent, acting as principal, at a discount for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale, or, if set forth in the applicable Pricing Supplement, the Agent may also resell such Notes at a fixed public offering price, as determined by the Agent. In connection with any resale of Notes purchased, an Agent may use a selling or dealer group and may reallow any portion of the discount or commission payable pursuant thereto to dealers or purchasers. After any initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), the commission and discount may be changed. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission (or discount) applicable to an agency sale of a Note of identical Maturity Date. In addition, any of the Issuers may appoint additional agents for the purpose of soliciting offers to purchase the Notes. Each such additional agent will solicit purchasers of the Notes on a reasonable best efforts basis. Any of the Issuers may also sell the Notes directly to, and may accept offers to purchase the Notes from, investors on its own behalf in those jurisdictions where it is authorized to do so. In the case of sales made directly by an Issuer, no commission will be payable and no discount will be granted. The Issuers have agreed to reimburse the Agents for certain of the Agents' expenses, and the Issuers contemplate that they will enter into similar arrangements with any additional agents that they subsequently appoint.

     Each Issuer will have the sole right to accept offers to purchase Notes to be issued by it and may reject any proposed purchase of Notes to be issued by it in whole or in part. Each Agent (and each additional agent subsequently appointed) will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by such Agent.

     Each Agent, as an agent or principal, and each additional agent subsequently appointed by an Issuer, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Each Issuer has agreed to indemnify each Agent (and will agree to indemnify each additional agent that it subsequently appoints) against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments each Agent (or additional agent) may be required to make in respect thereof.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent and each subsequently appointed agent may make a market in the Notes, but such Agent or agent is not obligated to do so and may discontinue any marketmaking at any time without notice. There can be no assurance of a secondary market for any Notes or that the Notes will be sold.

     In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     In the ordinary course of their respective businesses, Goldman, Sachs & Co. and affiliates, Lehman Brothers, Lehman Brothers Inc. and affiliates, Merrill Lynch, Pierce, Fenner & Smith Incorporated and affiliates, Morgan Stanley & Co. Incorporated and affiliates, and Salomon Brothers Inc and affiliates have engaged, and may in the future engage, in investment banking transactions with each of the Issuers and its affiliates. In the ordinary course of its business, J.P. Morgan Securities Inc. and affiliates have engaged, and may in the future engage, in investment banking and commercial banking transactions with each of the Issuers and its affiliates.

PROSPECTUS

XEROX CORPORATION

XEROX OVERSEAS HOLDINGS PLC
IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY XEROX CORPORATION

RANK XEROX CAPITAL (EUROPE) PLC
IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY XEROX CORPORATION

DEBT SECURITIES

     Any of Xerox Corporation, a New York corporation ("Xerox" or the "Company"), Xerox Overseas Holdings PLC ("Xerox Overseas") and Rank Xerox Capital (Europe) plc ("Xerox Capital") may from time to time issue debt securities (the "Debt Securities") from which the applicable issuer will receive proceeds of up to an aggregate of $2,250,000,000 (or the equivalent thereof in one or more foreign denominated currencies or units consisting of multiple currencies, including European Currency Units ("ECU")) and which will be offered on terms to be determined at the time of sale. Xerox Overseas is a wholly-owned subsidiary of Xerox, and Xerox Capital is a wholly-owned subsidiary of Rank Xerox Limited, which in turn is a wholly-owned subsidiary of Xerox. Both Xerox Overseas and Xerox Capital are public limited companies organized under the laws of England and Wales. Xerox Overseas and Xerox Capital are collectively referred to herein as the "Subsidiary Issuers" and, Xerox, in its capacity as an issuer, and the Subsidiary Issuers are collectively referred to herein as the "Issuers". The Debt Securities may be issued in one or more series with the same or various maturities at par or with an original issue discount and may be issued as individual securities in registered form without coupons or as one or more global securities in registered form (each a "Global Security"). The purchase price for the principal of and any premium and any interest on the Debt Securities may be payable in U.S. dollars or in one or more foreign denominated currencies or currency units.

     The specific title, aggregate principal amount, designated currency or currency units, offering price, maturity, rate (which may be fixed or variable) or method of calculating interest and time of any payment of interest (if any), the currency or currency units in which payments of Debt Securities may be made, any right on the part of the holders of Debt Securities to require the repurchase thereof by the applicable Issuer, any redemption, prepayment, sinking fund and other terms and any securities exchange listing of Debt Securities (the "Offered Debt Securities") in respect of which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (the "Prospectus Supplement") together with the terms of the offering. The Prospectus Supplement will also contain information where applicable about material United States Federal income tax considerations relating to the Debt Securities covered by such Prospectus Supplement.

     The Debt Securities offered by the Company are unsecured and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Debt Securities offered by the Subsidiary Issuers will be irrevocably and unconditionally guaranteed (the "Guarantees") by the Company (in such capacity, the "Guarantor"), and the Guarantees will rank pari passu with all other unsecured and unsubordinated debt of the Company.

     The Issuers may sell the Offered Debt Securities in any one or more of the following ways: (1) directly to investors, (2) to investors through agents, (3) to broker-dealers as principals, (4) through underwriting syndicates led by one or more managing underwriters as the applicable Issuer may select from time to time, or (5) through one or more underwriters acting alone. If any underwriters, agents or dealers are involved in the sale of the Offered Debt Securities, their names and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution".

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED DEBT SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

The date of this Prospectus is September 26, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W. (Room 1024), Judiciary Plaza, Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, One Financial Plaza, 120 South LaSalle Street, Chicago, Illinois 60603. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which the Issuers have filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

     The Company, on behalf of the Subsidiary Issuers, and each Subsidiary Issuer intend to make application to the Commission for an order of the Commission exempting each Subsidiary Issuer from the reporting requirements of the Exchange Act. If such order is granted, or the Commission otherwise grants relief to the Subsidiary Issuers from such reporting requirements, neither of the Subsidiary Issuers will be subject to the reporting requirements of the Exchange Act. Subject to Commission relief, the Company intends to include in its audited consolidated financial statements separate financial information with respect to Xerox Overseas, but does not intend to include in its consolidated financial statements any separate financial information with respect to Xerox Capital. In addition, in view of the Guarantees of the Debt Securities of the Subsidiary Issuers given by the Company, neither of the Subsidiary Issuers intends to furnish to holders of its Debt Securities separate financial statements or other reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents filed with the Commission (File No. 1-4471) by the Company pursuant to the Exchange
Act:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended;

          (2) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, as amended, and June 30, 1997; and

          (3) Current Reports on Form 8-K dated January 22, 1997, April 7, 1997, May 19, 1997, June 6, 1997, June 30, 1997, August 1, 1997,
              September 18, 1997 and October 9, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 (other than the information required by paragraphs (k) and (l) of sec.229.402 of Regulation S-K) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offerings of the Debt Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to The Customer Service Unit of State Street Bank and Trust Company, Two International Place, Boston, Massachusetts 02110, telephone: (617) 664-5750.

                                  THE COMPANY

     Xerox is a New York corporation with its principal executive offices located at 800 Long Ridge Road, Stamford, Connecticut 06904, telephone (203) 968-3000.

     Xerox is The Document Company and a leader in the global document market, providing document solutions that enhance productivity. References herein to "Xerox" refer to Xerox and consolidated subsidiaries unless the context specifically requires otherwise. Xerox distributes its products in the Western Hemisphere through divisions and wholly-owned subsidiaries. In Europe, Africa, the Middle East and parts of Asia, including Hong Kong, India and China, Xerox distributes through Rank Xerox Limited and related companies ("Xerox Limited"). In Japan and other areas of the Pacific Rim, Australia and New Zealand, document processing products are distributed by Fuji Xerox Co. Ltd., an unconsolidated joint venture, which is equally owned by Fuji Photo Film Company, Ltd. of Japan and Xerox Limited.

     In June 1997, Xerox acquired the remaining 20 percent of Xerox Limited from The Rank Group Plc ("Rank Group") in a transaction valued at 940 million pounds sterling, or approximately $1.5 billion. As a result of this transaction, Xerox now owns 100 percent of Xerox Limited. The transaction was funded entirely by debt consisting of 500 million pounds sterling of third party debt and 440 million pounds sterling of notes payable issued to Rank Group, which will be paid in deferred installments, half within one year and the other half at the end of two years. An additional payment of up to 60 million pounds sterling would be made in 2000 based upon achievement of certain Xerox Limited earnings growth targets by 1999.

     Beginning in 1995, the results of Xerox' Insurance operations were accounted for as discontinued operations. The Document Processing business is now the only component of continuing operations.

     Xerox' Document Processing activities encompass developing, manufacturing, marketing, servicing and financing a complete range of document processing products and services designed to make offices around the world more productive. Xerox believes that documents will play a central role in business, government, education and other organizations far into the future and that efficient processing of documents offers significant opportunities for productivity improvements. The financing of Xerox equipment is generally carried out by Xerox Credit Corporation ("XCC") in the United States and internationally by foreign financing subsidiaries and divisions in most countries that Xerox operates. Document Processing operations employed 86,700 people worldwide at year-end 1996.

                                 XEROX OVERSEAS

     Xerox Overseas was organized as a private limited company on November 7, 1996 under the name of 2032nd Single Member Shelf Investment Company Limited pursuant to the Companies Act 1985 of England and Wales. Its name was subsequently changed on June 10, 1997 to Xerox Overseas Holdings Limited, and on June 13, 1997 it was re-registered as a public company under the name Xerox Overseas Holdings Public Limited Company. Its principal executive offices are located at Parkway, Marlow, Buckinghamshire 5L7 1YL, England, and the telephone number at such address is 44-1-628-89-0000. Xerox Overseas is a wholly-owned subsidiary of the Company. Xerox Overseas is the majority shareholder of Xerox Limited and also owns 100 percent of those companies of Rank Group which were acquired in June 1997. See "The Company". Xerox Overseas may undertake borrowings on behalf of the Company and certain of its subsidiaries and advance the proceeds of such borrowings to the Company and certain of its subsidiaries.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     Some of the directors and executive officers of Xerox Overseas (and certain of the experts named herein) are citizens or residents of jurisdictions other than the United States. All or a substantial portion of the assets of such directors, executive officers and experts residing outside of the United States and all of the assets of Xerox Overseas are or may be located outside the United States. As a result, it may not be possible to effect service of process on such directors, executive officers or experts or Xerox Overseas in the United States or to enforce, collect or realize, in United States courts, upon judgments that may be obtained against such persons in United States courts and predicated upon civil liability under United States securities laws. The Company and Xerox Overseas have been advised by Lovell White Durrant, special English counsel to the Company and Xerox Overseas, that there is doubt as to the enforceability in England and Wales, in original actions or actions for the enforcement of judgments of United States courts, of civil liabilities predicated solely on United States Federal securities laws. The indenture pursuant to which the Debt Securities will be issued will provide that Xerox Overseas will appoint the Company as its agent for service of process in any suit, action or proceeding with respect to such indenture brought under Federal or state securities laws in any Federal or state court located in The City of New York, and will submit to such jurisdiction.

                                 XEROX CAPITAL

     Xerox Capital was organized as a public limited company on June 20, 1995 under the name of Timedfuture Plc pursuant to the Companies Act 1985 of England and Wales. Its name was subsequently changed on November 28, 1995 to Rank Xerox Capital (Europe) plc and its principal executive offices are located at Parkway, Marlow, Buckinghamshire, SL7 1YL, England, and the telephone number at such address is 44-1-628-89-0000. Xerox Capital is a wholly-owned subsidiary of Rank Xerox Limited, a private limited company incorporated under the laws of England and Wales and a wholly-owned subsidiary of the Company. The purpose of Xerox Capital is to undertake borrowings on behalf of the Company and certain of its subsidiaries and to advance the proceeds of such borrowings to the Company and certain of its subsidiaries.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     Some of the directors of Xerox Capital (and certain of the experts named herein) are citizens or residents of jurisdictions other than the United States. All or a substantial portion of the assets of such directors, executive officers and experts reading outside of the United States and all of the assets of Xerox Capital are or may be located outside the United States. As a result, it may not be possible to effect service of process on such directors, executive officers or experts or Xerox Capital in the United states or to enforce, collect or realize, in United States courts, upon judgments that may be obtained against such persons in United States courts and predicated upon civil liability under United States securities laws. The Company and Xerox Capital have been advised by Lovell White Durrant, special English counsel to the Company and Xerox Capital, that there is doubt as to the enforceability in England and Wales in original actions or actions for the enforcement of judgments of United States courts, of civil liabilities predicated solely on United States Federal securities laws. The indenture pursuant to which the Debt Securities will be issued will provide that Xerox Capital will appoint the Company as its agent for service of process in any suit, action or proceeding with respect to such indenture brought under Federal or state securities laws in any Federal or state court located in The City of New York, and will submit to such jurisdiction.

     Xerox Capital, Xerox Overseas and Rank Xerox Limited are proposing to enter into an Amended and Restated Subscription Agreement (the "Subscription Agreement") which, when executed, will amend and restate an existing amended and restated subscription agreement dated as of April 18, 1997 between Rank Xerox Limited and Xerox Capital (the "Original Subscription Agreement"). Pursuant to the Subscription Agreement, Rank Xerox Limited or, if Xerox Capital shall at the relevant time have become a majority-owned subsidiary of Xerox Overseas, Xerox Overseas will agree, on written demand by Xerox Capital, to subscribe for additional shares in the share capital of Xerox Capital and to pay in cash to Xerox Capital in exchange therefor an amount equal to the Required Amount, which is 25 percent of Xerox Capital's then outstanding indebtedness (excluding contingent liabilities). In addition, if at any time after Xerox Capital has served a first demand under the Subscription Agreement, the Shareholding, which is an amount equal to the par value, together with any premium, of Rank Xerox Limited's or Xerox Overseas', as the case may be, shareholding in Xerox Capital, shall be less than the Required Amount, Rank Xerox Limited or, if Xerox Capital at the relevant time shall have become a majority-owned subsidiary of Xerox Overseas, Xerox Overseas, will agree, upon written demand by Xerox Capital, to subscribe and pay in cash for further shares of Xerox Capital in an amount equal to the difference between the Required Amount and the Shareholding. In the indenture pursuant to which any Debt Securities of Xerox Capital will be issued, Xerox Capital has agreed that, in the event of a default by Xerox Capital in the performance of its obligations to pay the principal of, premium, if any, and interest, if any, on any such Debt Securities, any Holder of such Debt Securities shall be entitled to serve upon Xerox Capital a demand requiring it to serve a written demand on Rank Xerox Limited or, if the Subscription Agreement shall have been executed and if Xerox Capital shall then have become a majority-owned subsidiary of Xerox Overseas, Xerox Overseas for the subscription of additional shares in the share capital of Xerox Capital in accordance with and subject to the provisions of the Subscription Agreement (or, prior to execution thereof, the Original Subscription Agreement). The Original Subscription Agreement and (following the execution thereof) the Subscription Agreement may be inspected during normal business hours at the principal executive office of Xerox Capital. The obligations of Rank Xerox Limited and Xerox Overseas under the Original Subscription Agreement and the Subscription Agreement are and will be unsecured, and Rank Xerox Limited is not subject to any restrictive covenants thereunder. The Original Subscription Agreement and the Subscription Agreement are and will be governed by English Law.

                                USE OF PROCEEDS

     Except as otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Issuers and their subsidiaries and will be used for general corporate purposes and for the financing or refinancing of any indebtedness incurred in connection with the acquisition of Rank Group's remaining 20 percent financial interest in Xerox Limited. See "The Company". The approximate amount of such net proceeds will be specified in the applicable Prospectus Supplement and will depend upon the type, aggregate principal amount and initial offering price of the particular series of Debt Securities to be determined at the time of sale.

               RATIO OF EARNINGS TO FIXED CHARGES OF THE COMPANY

     The following table shows the ratio of earnings to fixed charges of the Company for the periods indicated.

                                                    SIX MONTHS
                                                      ENDED
                                                     JUNE 30,          YEAR ENDED DECEMBER 31,
                                                   ------------   ---------------------------------
                                                   1997    1996   1996   1995   1994   1993*   1992
                                                   ----    ----   ----   ----   ----   -----   ----
    Ratio of earnings to fixed charges(1)(2).....  3.44    3.28   3.71   3.54   3.23   0.66    2.34

---------------
(1) The ratio of earnings to fixed charges has been computed based on the Company's continuing operations by dividing total earnings available for fixed charges, excluding capitalized interest, by total fixed charges. Fixed charges consist of interest, including capitalized interest, one-third of rent expense as representative of the interest portion of rentals, and preferred stock dividend requirements of subsidiaries. Debt has been assigned to discontinued operations based on historical levels assigned to the businesses when they were continuing operations, adjusted for subsequent paydowns. Discontinued operations consist of the Company's Insurance and Other Financial Services businesses and its real-estate development and third-party financing businesses.

(2) The Company's ratio of earnings to fixed charges includes the effect of the Company's finance subsidiaries, which primarily finance Xerox equipment. Financing businesses are more highly leveraged and, therefore, tend to operate at lower earnings to fixed charges ratio levels than do non-financial businesses.

  * 1993 earnings were inadequate to cover fixed charges. The coverage deficiency was $249 million.

             DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

     The following description of the terms of the Debt Securities and the Guarantees sets forth certain general terms and provisions of the Debt Securities and Guarantees to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and Guarantees offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities and Guarantees will be described in the Prospectus Supplement relating to such Debt Securities and Guarantees. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

     The Debt Securities and Guarantees will be issued in one or more series under an Indenture dated as of October 4, 1997, among the Company, the Subsidiary Issuers and Citibank, N.A., as Trustee (the "Trustee") (as may be amended, supplemented or modified from time to time, the "Indenture"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and the provisions of the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture. References in parentheticals below to sections or articles are to Sections or Articles of the Indenture.

     The Indenture does not contain any covenants or provisions which may afford holders of Debt Securities protection in the event of a highly leveraged transaction by any of the Issuers. No such transaction is contemplated.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the applicable Issuer. The Company will irrevocably and unconditionally guarantee payments of principal, premium, if any, and interest, if any, with respect to Debt Securities issued by the Subsidiary Issuers. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities: (1) the title and aggregate principal amount of such Debt Securities; (2) the percentage or percentages of their principal amount at which such Debt Securities will be issued; (3) the date or dates on which such Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) or the method of determination thereof, at which such Debt Securities will bear interest, if any; (5) the dates on which such interest, if any, shall accrue or the method by which such dates shall be determined and the dates on which such interest, if any, will be payable; (6) the terms for redemption or early repayment, if any; (7) the denominations in which such Debt Securities are authorized to be issued; (8) whether such Debt Securities are issuable in registered and/or bearer form; (9) whether such Debt Securities are to be issued as Discount Securities (as defined below) and the amount of discount with which such Debt Securities will be issued; (10) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; (11) if a temporary Debt Security is to be issued with respect to such series, whether any interest thereon payable on an Interest Payment Date prior to the issuance of a definitive Debt Security of the series will be credited to the account of the Persons entitled thereto on such Interest Payment Date; (12) if a temporary Global Security is to be issued with respect to such series, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial Interests in a definitive Global Security or for individual Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Debt Securities of the series; (13) the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the Debt Securities may be payable; (14) if the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the Debt Securities may be payable is at the purchaser's election, the time period within which, and the manner in which and the terms and conditions upon which such election may be made; (15) the securities exchange or exchanges, if any, on which the

Debt Securities will be listed; (16) whether any underwriter(s) will act as market maker(s) for the Debt Securities; (17) if the Debt Securities are listed on a securities exchange and no underwriter(s) intends to make a market in the Debt Securities, the nature of the exchange market for the Debt Securities; (18) if the Debt Securities are not listed on a securities exchange, the extent to which a secondary market is expected to develop; (19) any addition to or change in the Events of Default with respect to the Debt Securities and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to such Debt Securities due and payable; (20) Debt Securities issued by a Subsidiary Issuer will be entitled to the benefits of the Guarantees afforded by the Indenture, or any other form of Guarantee to be endorsed on the Debt Securities; and (21) any additional terms (which terms shall not be inconsistent with the provisions of the Indenture).

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates ("Discount Securities"). One or more series of Debt Securities may be variable rate debt securities that may be exchanged for fixed rate Debt Securities. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

     Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest, if any, payable on an interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal date, or a payment of interest, if any, on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional Federal income tax considerations will be set forth in the Prospectus Supplement relating thereto.

     As used herein, the term Debt Securities shall include Debt Securities denominated in U.S. dollars or, at the option of the applicable Issuer if so specified in the applicable Prospectus Supplement, in any other freely transferable currency or units based on or relating to foreign currencies, including ECU.

     If a Prospectus Supplement specifies that Debt Securities are denominated in a currency or currency unit other than U.S. dollars, such Prospectus Supplement shall also specify the denominations in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities, will be payable, which may be U.S. dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Section 3.02) Subject to the limitations provided in the Indenture and in the Prospectus Supplement relating thereto, Debt Securities which are issued in registered form may be transferred or exchanged at the office of the transfer agent maintained in the Borough of Manhattan, The City of New York or the Principal Corporate Trust Office of the Trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith. (Section 3.05)

GUARANTEES

     The Company will irrevocably and unconditionally guarantee to each Holder of Debt Securities issued by a Subsidiary Issuer the due and punctual payment of the principal of, and any premium and interest on, such Debt Securities, when and as the same shall become due and payable, whether at maturity, upon acceleration or otherwise. The Company has (a) agreed that its obligations under the Guarantees upon the occurrence and continuance of an Event of Default will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the Debt Securities or the Indenture and (b) waived its right to require the Trustee or the

Holders of Debt Securities to pursue or exhaust their legal or equitable remedies against the applicable Subsidiary Issuer prior to exercising their rights under the Guarantees.

     With respect to any Debt Securities issued by Xerox Capital, in the event of a default by Xerox Capital in the performance of its obligations to pay the principal of, premium, if any, and interest, if any, on any such Debt Securities, any Holder of such Debt Securities shall be entitled to serve upon Xerox Capital a demand and upon receipt Xerox Capital shall, if and to the extent that it shall have rights to call for the subscription of further shares under the Original Subscription Agreement, serve upon Rank Xerox Limited, or if the Subscription Agreement shall then have been executed, serve upon Rank Xerox Limited or, if Xerox Capital shall then have become a majority-owned subsidiary of Xerox Overseas, Xerox Overseas, a written demand for the subscription of additional shares in the share capital of Xerox Capital pursuant to and subject to the provisions of the Original Subscription Agreement or the Subscription Agreement, as the case may be.

RANKING

     The Debt Securities issued by the Company and the Guarantees will be unsecured obligations of the Company, and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Debt Securities issued by a Subsidiary Issuer will be unsecured obligations of such Subsidiary Issuer, and will rank pari passu with all other unsecured and unsubordinated debt of such Subsidiary Issuer.

GLOBAL SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the following provisions will apply to Debt Securities issued by the Issuers.

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 3.01, 3.03 and 3.05)

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series and the rights of and limitations upon owners of beneficial interests in a Global Security representing a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Issuers anticipate that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Issuers, the Trustee for such Debt Securities, any paying agent (a "Paying Agent"), or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made by the Depositary or any participants on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuers expect that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the applicable Issuer within 90 days, such Issuer will issue definitive Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. In addition, the applicable Issuer may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities, and, in such event, will issue definitive Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the applicable Issuer so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to such Issuer, the Trustee, and the Depositary for such Global Security, receive definitive Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of definitive Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Definitive Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the applicable Issuer, of $1,000 and integral multiples thereof.

COVENANTS

     Limitations on Liens. So long as any of the Debt Securities of any Issuer are outstanding, the Company will not create or suffer to exist, or permit any of its Restricted Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties (other than "margin stock" as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, in each case to secure any Debt without making effective provision whereby all of the Debt Securities of each series (together with, if the Company shall so determine, any other Debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the

Debt Securities) shall be equally and ratably secured with the indebtedness or obligations secured by such security; provided, however, that the Company or its Restricted Subsidiaries may create or suffer to exist any lien, security interest, charge, encumbrance or preferential arrangement of any kind in, of or upon any of the properties or assets of the Company or its Restricted Subsidiaries to secure any Debt or Debts in an aggregate amount at any time outstanding not greater than 20% of the Consolidated Net Worth of the Company; and provided, further, that the foregoing restrictions shall not apply to any of the following: (1) deposits, liens or pledges arising sin the ordinary course of business to enable the Company or any of its Restricted Subsidiaries to exercise any privilege or license or to secure payments of workers' compensation or unemployment insurance, or to secure the performance of bids, tenders, contracts (other than for the payment of money) or statutory landlords' liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business; (2) liens imposed by law or other similar liens, if arising in the ordinary course of business, such as mechanic's, materialman's, workman's, repairman's or carrier's liens, or deposits or pledges in the ordinary course of business to obtain the release of such liens; (3) liens arising out of judgments or awards against the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed the greater of (a) 15% of the Consolidated Net Worth of the Company or
(b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which the Company or such Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;
(4) liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary owning such property; (5) liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder; (6) liens, security interests, charges, encumbrances, preferential arrangements and assignments of income existing on the date of the Indenture; (7) purchase money liens or security interests in property acquired or held by the Company or any Restricted Subsidiary in the ordinary course of business to secure the purchase price thereof or indebtedness incurred to finance the acquisition thereof; (8) liens or security interests existing on property at the time of its acquisition; (9) the rights of XCC relating to a certain reserve account established pursuant to an operating agreement dated as of November 1, 1980, between the Company and XCC; (10) the replacement, extension or renewal of any of the foregoing and (11) liens on any assets of any Restricted Subsidiary of up to $500,000,000 incurred in connection with the sale or assignment of assets of such Restricted Subsidiary for cash where the proceeds are applied to repayment of Debt of such Restricted Subsidiary and/or invested by such Restricted Subsidiary in assets which would be reflected as receivables on the balance sheet of such Restricted Subsidiary. (Section 5.06)

     "Consolidated Net Worth" means, at any time, as to a given entity, (a) the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as (i) the par or stated value of all outstanding capital stock (including preferred stock), (ii) capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative translation adjustments, (iii) any unappropriated surplus reserves, (iv) any net unrealized appreciation of equity investments, and (v) minorities' interests in equity of subsidiaries, less (b) treasury stock, plus (c) in the case of the Company, $600,000,000.

     "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days),
(ii) obligations as lessee under capital leases, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) (excluding obligations of the Company from time to time under (1) a certain support agreement between the Company and XCC, and (2) a certain support agreement between Xerox Canada Inc. and Xerox Canada Finance Inc.), and (iv) the amount of unfunded benefit liabilities, as defined in Section 4001 (a)(18) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statute, under plans covered by Title IV thereof.

     "Restricted Subsidiary" means any consolidated Subsidiary of the Company from time to time having a Consolidated Net Worth of at least $100 million; provided, however, that "Restricted Subsidiary" does not include Xerox Financial Services, Inc., XCC and any other corporation principally engaged in any business or businesses other than development, manufacture and/or marketing of
(x) business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment), (y) merchandise or (z) services (other than financial services). At the date hereof, the Company has the following Restricted Subsidiaries: (i) Lyell Holdings Limited, (ii) Rank Xerox Limited, (iii) Rank Xerox Holding B.V., (iv) Rank Xerox Manufacturing (Nederland) B.V., (v) Xerox do Brazil Ltda., (vi) Xerox Canada Inc., (vii) Xerox Canada Ltd., and (viii) Xerox Mexicana S.A. de C.V. The Company intends to change the names of Rank Xerox Limited, Rank Xerox Holding B.V. and Rank Xerox Manufacturing (Nederland) B.V. to Xerox Limited, Xerox Holding B.V. and Xerox Manufacturing (Nederland) B.V., respectively, or to other names which denote the nonaffiliation of Rank Group in such companies.

     "Subsidiary" means, as to any entity, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned by such entity.

     Consolidation, Merger or Sale of Assets of the Company. The Company shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities of the Company and the Guarantees and the performance of every covenant of the Indenture on the part of the Company to be performed or observed and (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing. (Section 10.01) Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale is made shall succeed to and be substituted for the Company under the Indenture. (Section 10.02)

     Consolidation, Merger or Sale of Assets of Subsidiary Issuers. Neither of the Subsidiary Issuers shall consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which such Subsidiary Issuer is merged or the corporation which acquires its assets is organized in the United States or in England and Wales and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities of such Subsidiary Issuer and the performance of every covenant of the Indenture on the part of such Subsidiary Issuer to be performed or observed and (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing. (Section 10.02) Notwithstanding the foregoing, any Subsidiary Issuer shall be entitled at any time to sell, transfer or assign all or any part of its assets for fair value or grant any interest therein to any person or persons in accordance with any Securitization in relation to such assets (whether or not by such Subsidiary Issuer or any of its subsidiaries) and to enter into any arrangements in connection therewith. (Section 10.02) Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which any such Subsidiary Issuer is merged or to which such sale is made shall succeed to and be substituted for such Subsidiary Issuer under the Indenture. (Section 10.03)

     For the purposes of the immediately preceding paragraph, "Securitization" means any financing (whether or not by any Subsidiary Issuer, involving the transfer, assignment or charging for fair value of lease, trade and/or finance receivables and whether or not involving the issue of securities) where payments of principal and interest thereunder are derived principally either directly or after conversion through one or more interest rate and/or currency swap agreements from moneys receivable (for a fair value) under or in connection with such lease, trade and/or finance receivables and where the proceeds of such financing are applied in repayment of debt and/or invested in assets.

ASSIGNMENT

     The Indenture provides that for so long as any of the Debt Securities of a Subsidiary Issuer are outstanding, such Subsidiary Issuer may assign its obligations under any series of Debt Securities to any other subsidiary of the Company (the "Subsidiary Assignee") and such Subsidiary Assignee shall be treated as the successor to such Subsidiary Issuer with respect to such series of Debt Securities; provided, that the conditions set forth under "Consolidation, Merger or Sale of Assets of Xerox Overseas" or "Consolidation, Merger or Sale of Assets of Xerox Capital" above, as applicable, that would apply to the merger of such Subsidiary Issuer into such Subsidiary Assignee are satisfied.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein in respect of any series of Debt Securities of an Issuer or any Guarantees thereof shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series of such Issuer may declare the principal amount (or a portion thereof in the case of certain Debt Securities of such Issuer issued with an original issue discount) of all the Debt Securities of such series of such Issuer to be immediately due and payable. (Section 7.02)

     Events of Default in respect of any series of Debt Securities of an Issuer or any Guarantees thereof are defined in the Indenture as being: default for 30 days in payment of any interest installment when due; default in payment of principal of or premium, if any, (including accrued original issue discount, in the case of certain Debt Securities of such Issuer issued with original issue discount) on, or any sinking fund installment or analogous obligation with respect to, Debt Securities of such series of such Issuer when due; default for 90 days after notice to such Issuer or the Guarantor by the Trustee or by the holders of at least 25% in principal amount of the outstanding Debt Securities of such series of such Issuer in performance of any covenant in such Indenture in respect of the Debt Securities of such series of such Issuer; certain events of bankruptcy, insolvency and reorganization involving such Issuer or the Guarantor; and any other Event of Default provided for with respect to the Debt Securities of such series of such Issuer. (Section 7.01)

     The TIA provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities of an Issuer or any Guarantees thereof, give to the Holders of such series of such Issuer notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on, or any sinking fund installment or analogous obligation with respect to, any of the Debt Securities of such series of such Issuer, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of such series of such Issuer. The term "default" for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Debt Securities of such series of such Issuer or any Guarantees thereof.

     The Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of any series of an Issuer may, subject to certain limitations, direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of the Debt Securities of such series of such Issuer. (Section 7.11)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities of an Issuer or any Guarantees thereof to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series of such Issuer before proceeding to exercise any right or power under such Indenture at the request of Holders of the Debt Securities of such series of such Issuer. (Section 8.01)

     The Indenture includes covenants that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 5.04)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of a series of an Issuer may, on behalf of the Holders of all Debt Securities of such series of such Issuer, waive any past default or Event of Default, or compliance with certain provisions of the Indenture, except for defaults not theretofore cured in the payment of the principal of, premium, if any, or interest on, or any sinking fund instalment or analogous obligation with respect to, any of the Debt Securities of such series of such Issuer and compliance with certain covenants. (Sections 5.07, 7.02 and 7.12)

     The Indenture provides that for purposes of calculating the principal amount of Debt Securities of any series denominated in a foreign currency or in units based on or relating to currencies thereunder, such principal amount shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of a spot rate of exchange, specified to the Trustee by the applicable Issuer in an Officers' Certificate, for such currency or currency units into United States dollars as of the date of any such calculation. (Section 1.15)

ASSUMPTION BY THE COMPANY

     The Company may, at its option, assume the obligations of any Subsidiary Issuer as obligor under any series of Debt Securities, provided, that (a) the Company shall expressly assume such obligations in an assumption agreement or supplemental indenture duly executed and delivered to the Trustee in form reasonably satisfactory to the Trustee and (b) immediately after giving effect to such assumption, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing. Upon any such assumption, the Company shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Subsidiary Issuer under such series of Debt Securities and the Indenture with the same effect as if the Company had been the Issuer thereof, and the applicable Subsidiary Issuer shall be released from its liability as obligor under such series of Debt Securities. (Section 10.05)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the applicable Issuer, the Guarantor and the Trustee, with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all of the affected Debt Securities, among other things, change the maturity of any Debt Securities, or the currency in which such Debt Securities are payable, reduce the principal amount thereof or any premium thereon, reduce the rate or extend the time of payment of interest thereon, change the method of computing the amount of principal thereof on any date or reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such supplemental indenture. (Section 9.02)

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE

     The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) the applicable Issuer or the Guarantor has delivered to the Trustee for cancellation all such Debt Securities of such series (with certain limited exceptions) or (b) all such Debt Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the applicable Issuer or the Guarantor shall have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such Debt Securities of such series (and if, in either case, the applicable Issuer or the Guarantor shall also pay or cause to be paid all other sums payable under the Indenture by such Issuer or Guarantor in respect of all such Debt Securities of such series and deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent in the Indenture have been complied with). (Section 11.01)

     The Trustee shall hold in trust all money deposited with it as described above and shall apply the deposited money, in accordance with the provisions of the Debt Securities of the defeased series and the Indenture, to the payment, either directly or through any Paying Agent, as the Trustee may determine, to the Persons entitled thereto, of principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee. (Section 11.02)

CONCERNING THE TRUSTEE

     The Issuers may from time to time maintain credit facilities, and have other customary banking relationships with Citibank, N.A., the Trustee under the Indenture.

SUBMISSION TO JURISDICTION AND SERVICE OF PROCESS

     Each Subsidiary Issuer submits for the exclusive benefit of the Holders of its Debt Securities to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in New York City, the Borough of Manhattan solely for the purpose of any legal action or proceeding brought to enforce rights under its Debt Securities and the Indenture. As long as any of its Debt Securities remains outstanding (unless all payments are then being made by the Guarantor), each Subsidiary Issuer shall either have an authorized agent or maintain an office in New York State upon whom process may be served in any such legal action or proceeding. Service of process upon any Subsidiary Issuer at its office or upon its agent with written notice of such service mailed or delivered to such Subsidiary Issuer shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon such Subsidiary Issuer in any such legal action or proceeding. Each Subsidiary Issuer hereby appoints the Company, Xerox Square, 100 Clinton Avenue South, Rochester, New York, 14644, U.S.A., Attention: General Counsel, as its agent in New York State for such purpose, and the Company accepts such appointment. Each Subsidiary Issuer covenants and agrees that service of process in any legal action or proceeding may be made upon it at its office, or upon its agent in New York State. Each Subsidiary Issuer irrevocably waives (and irrevocably agrees not to raise) any objection which it may now have or hereafter to the laying of venue of any such actions or proceedings in any such court referred to in this paragraph and any claim that any such actions or proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any action or proceeding brought in any court referred to in this paragraph shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

GOVERNING LAW

     The Indenture, the Debt Securities and the Guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York, and any successor statute or statutes); provided, however, that all matters governing the authorization and execution of the Indenture and the Debt Securities of each Subsidiary Issuer shall be construed in accordance with and governed by the laws of the jurisdiction of organization of such Subsidiary Issuer.

LIMITATIONS AFFECTING SECURITY HOLDERS

     Neither the law of England and Wales nor the organizational documents of any Subsidiary Issuer imposes any restriction on the ability of non-United Kingdom Holders to hold or vote the Debt Securities.

                              PLAN OF DISTRIBUTION

     Each Issuer may sell the Debt Securities being offered hereby in any one or more of the following ways: (1) directly to investors, (2) to investors through agents, (3) to broker-dealers as principals, (4) through underwriting syndicates led by one or more managing underwriters as such Issuer may select from time to time, or (5) through one or more underwriters acting alone.

     If an underwriter or underwriters are utilized in the sale, the specific managing underwriter or underwriters with respect to the offer and sale of the Offered Debt Securities are set forth on the cover of the Prospectus Supplement relating to such Offered Debt Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement.

     Sales of the Offered Debt Securities by underwriters may be in negotiated transactions, at a fixed offering price or at various prices determined at the time of sale. The Prospectus Supplement describes the method of reoffering by the underwriters. The Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters, if any, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Debt Securities offered thereby will be listed.

     If so indicated in the Prospectus Supplement, each Issuer will authorize underwriters to solicit offers by certain institutions to purchase Debt Securities from such Issuer at the price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for payment and delivery at a future date.

     If any Debt Securities are sold pursuant to an Underwriting Agreement, the several underwriters will agree, subject to the terms and conditions set forth therein, unless the Prospectus Supplement provides otherwise, to purchase all the Debt Securities offered by the accompanying Prospectus Supplement if any of such securities are purchased and, in the event of default by any underwriter, in certain circumstances, the purchase commitments may be increased or the Underwriting Agreement may be terminated.

     Offers to purchase Debt Securities may be solicited directly by any of the Issuers or by agents designated by any such Issuer from time to time. Any such agent, who may be deemed to be an underwriter as the term is defined in the Securities Act of 1933 (the "Act"), involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by any of the Issuers to such agent set forth, in a Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis.

     If a broker-dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Issuers will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, broker-dealers or underwriters may be entitled under agreements which may be entered into with an Issuer to indemnification or contribution by such Issuer in respect of certain civil liabilities, including liabilities under the Act, and may be customers of, engage in transactions with or perform services for such Issuer in the ordinary course of business.

     The place and time of delivery for the Offered Debt Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

     The Offered Debt Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Debt Securities.

                                 LEGAL OPINIONS

     The validity of the Debt Securities and the Guarantees to be offered by the Company will be passed upon for the Company by Martin S. Wagner, Esq., Associate General Counsel, Corporate, Finance and Ventures of the Company. The due authorization, execution and delivery of the Debt Securities to be offered by the Subsidiary Issuers will be passed upon for such Subsidiary Issuers by Carole Shephard, Esq., the Company Secretary of Rank Xerox Limited and a Solicitor in England. Certain other legal matters in connection with the offerings contemplated herein will be passed upon for the Company and the Subsidiary Issuers by Martin S. Wagner, Esq., Associate General Counsel, Corporate, Finance and Ventures of the Company. Certain legal matters in connection with the offerings contemplated herein will be passed upon for the underwriters, agents or dealers, as the case may be, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York. Certain United States Federal income tax consequences resulting from the purchase, ownership or disposition of the Debt Securities will be passed upon for the Company by Ivins, Phillips & Barker, Chartered, 1700 Pennsylvania Avenue, N.W., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company and consolidated subsidiaries included in the Company's Annual Report on Form 10-K as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and elsewhere in the Registration Statement, in reliance upon the report set forth therein of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================
  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SUBSIDIARY ISSUER OR ANY OF THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ANY SUBSIDIARY ISSUER SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
             TABLE OF CONTENTS

            PROSPECTUS SUPPLEMENT

                                          PAGE
                                          -----
Risk Factors............................    S-2
Description of Notes....................    S-6
Important Currency Exchange
  Information...........................   S-25
United States Taxation..................   S-26
Plan of Distribution....................   S-35

                PROSPECTUS
Available Information...................      2
Incorporation of Certain Documents by
  Reference.............................      2
The Company.............................      3
Xerox Overseas..........................      3
Xerox Capital...........................      4
Use of Proceeds.........................      5
Ratio of Earnings to Fixed Charges......      5
Description of the Debt Securities......      6
Plan of Distribution....................     15
Legal Opinions..........................     16
Experts.................................     16

===============================================================================

===============================================================================

U.S. $2,250,000,000

XEROX CORPORATION

XEROX OVERSEAS HOLDINGS PLC

IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY
XEROX CORPORATION

RANK XEROX CAPITAL
(EUROPE) PLC

IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY
XEROX CORPORATION

MEDIUM-TERM NOTES,
SERIES E

DUE NINE MONTHS OR MORE
FROM DATE OF ISSUE

                   -----------------------------------------
                             PROSPECTUS SUPPLEMENT
                   -----------------------------------------

GOLDMAN, SACHS & CO.

LEHMAN BROTHERS

MERRILL LYNCH & CO.

J.P. MORGAN & CO.

MORGAN STANLEY DEAN WITTER

SALOMON BROTHERS INC

DATED OCTOBER 21, 1997

===============================================================================